UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
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[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12
Cal-Maine Foods, Inc.
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, If other than the Registrant)
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[ ]	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY DATED JUNE 5, 2018

Notice of
Special Meeting
and
Proxy Statement

[_______ __], 2018

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TABLE OF CONTENTS
Page
Notice of Special Meeting1
Summary2
The Special Meeting and Matters to be Considered2
Conditions of Charter Amendments9
Voting Information9
Other Matters11
General Matters12
Voting Shares13
Ownership of Voting Securities by Certain Beneficial Owners and Management14
Proposal No. 1 – Class A Common Stock Amendment17
General17
Description and Purpose of Class A Common Stock Amendment17
Background18
Proposed Transactions25
Effects of the Class A Common Stock Amendment27
Stockholder Action being Requested30
Other Matters30
Proposal No. 2: Ancillary Amendment30
General30
Description and Purpose of the Ancillary Amendment31
Effects of the Ancillary Amendment31
Stockholder Action being Requested32
Other Matters32
Description of Capital Stock32
Voting Rights33
Dividends33
Ownership of Class A Common Stock33
Other Provisions33
Control by Immediate Family Members, Anti-Takeover Considerations and Conflicts of Interest34

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General34
Delaware Anti-Takeover Law35
Other Considerations36
Stockholder Proposals36
Other Matters37
Appendix A – Proposed Restated Certificate of Incorporation    A-1

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NOTICE OF SPECIAL MEETING
[_________ __], 2018
TO THE STOCKHOLDERS:
Pursuant to the call of the Board of Directors of Cal‑Maine Foods, Inc., a Delaware corporation (the “Company”), a Special Meeting of Stockholders of the Company will be held at the corporate offices of the Company at 3320 W. Woodrow Wilson Avenue, Jackson, Mississippi 39209, at 10:00 a.m., Central Time, on [_________], [_______ __], 2018, to consider and vote on:

1.
An amendment of the Company’s Restated Certificate of Incorporation, as amended, to change the restrictions on who may hold Class A Common Stock, with 10 votes per share, without conversion into Common Stock, with one vote per share, in order to facilitate estate planning for the Company’s founder and Chairman Emeritus, Fred R. Adams, Jr., and to add certain other related provisions negotiated with the Special Committee as described below;

2.	An amendment of the Company’s Restated Certificate of Incorporation, as amended, to update certain provisions that are out-of-date, obsolete or inoperative and to correct one typographical error; and

3.
Such other matters as may properly come before the Special Meeting or any adjournments thereof by or at the direction of the Board of Directors, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

June 15, 2018, has been fixed as the record date for determination of stockholders entitled to vote at the Special Meeting and to receive notice thereof.
Our Board of Directors has unanimously approved the Charter Amendments and recommends a vote “FOR” the Charter Amendments.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting on [______ __, 2018]:
The following proxy materials are first being sent to stockholders on or about [________ __], 2018 and, while we are not soliciting proxies by the Internet, are being made available free of charge at our website, www.calmainefoods.com:

•	The Notice of Special Meeting and Proxy Statement for a Special Meeting of Stockholders

•	The form of proxy card being distributed to stockholders in connection with the Special Meeting of Stockholders

The directors sincerely desire your presence at the meeting. However, so that we may be sure your vote will be included, please sign, date and return the enclosed proxy card promptly. A self-addressed, postage-paid return envelope is enclosed for your convenience.
FOR THE BOARD OF DIRECTORS

TIMOTHY A. DAWSON
SECRETARY
DATED: [_______ __], 2018
STOCKHOLDERS ARE URGED TO VOTE BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
CAL-MAINE FOODS, INC.

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3320 W. Woodrow Wilson Avenue
Jackson, Mississippi 39209
SUMMARY
The following is a summary of the actions being taken at the Special Meeting and does not include all of the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
The Special Meeting and Matters to be Considered
Why am I receiving this document?
The information set forth in this proxy statement is furnished in connection with a Special Meeting of Stockholders of Cal-Maine Foods, Inc., a Delaware corporation, which we refer to as the “Company”. The terms “we,” “us” and “our” used in this proxy statement also refer to the Company.
This document is being distributed in connection with the solicitation of proxies by the Company’s Board of Directors, which we refer to as the “Board”, for use at the Special Meeting of Stockholders of the Company and at any and all postponements, adjournments or recesses thereof, which we refer to as the “Special Meeting.”
This Notice of Special Meeting and Proxy Statement is first being mailed to stockholders on or about [________ __], 2018 to holders of record on June 15, 2018.
When and where will the Special Meeting be held?
The Special Meeting will be held on [________ __], 2018, at 10:00 a.m., central time, at our principal executive offices, 3320 W. Woodrow Wilson Avenue, Jackson, Mississippi 39209.
What does the proxy authorize?
The Board is seeking the proxy of the holders of the Company’s Common Stock to vote in favor of the proposals listed above in the Notice of Special Meeting of Stockholders.
The enclosed proxy also confers discretionary authority for matters incident to the conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
What do I need to do now?
If you do not expect to be present and vote in person at the Special Meeting, please sign and mail your proxy in the enclosed self-addressed envelope.
The proxy may be revoked by a stockholder at any time before it is voted by filing with our Secretary a written revocation of such proxy or by granting a duly executed proxy bearing a later date. The proxy also may be revoked by a stockholder attending the meeting, withdrawing the proxy, and voting in person.
What will be considered at the Special Meeting?
At the Special Meeting, you will be asked to consider and vote upon:

1.
An amendment of the Company’s Restated Certificate of Incorporation, as amended, to change the restrictions on who may hold Class A Common Stock, with ten votes per share, without conversion into Common Stock, with one vote per share, in order to facilitate estate planning for the Company’s founder and Chairman Emeritus, Fred R. Adams, Jr., and to add certain related provisions negotiated with the Special Committee as described below (the “Class A Common Stock Amendment”); and

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2.
An amendment of the Company’s Restated Certificate of Incorporation, as amended, to update certain provisions that are out-of-date, obsolete or inoperative and to correct one typographical error (the “Ancillary Amendment”).

The Class A Common Stock Amendment and the Ancillary Amendment are referred to collectively as the “Charter Amendments” and are reflected in the Second Amended and Restated Certificate of Incorporation attached hereto as Appendix A, which we refer to as the “Restated Charter.” If either or both of the Charter Amendments are adopted by stockholders, the Company currently intends to include the Charter Amendments so adopted in the Restated Charter and to file the Restated Charter with the Delaware Secretary of State. The Restated Charter would replace the Company’s current Restated Certificate of Incorporation, as amended, which we refer to as the “Current Charter.”
What does the Board recommend?
The Board has approved the Charter Amendments, declared them advisable and believes that the adoption thereof is in the best interests of the Company and its stockholders, and recommends that you vote “FOR” the Charter Amendments.
Were the Charter Amendments considered by and approved by independent and disinterested directors?
Considering the related party nature of the Class A Common Stock Amendment and the fact that certain directors, including Adolphus B. Baker (“Mr. Baker”), Chairman of the Board and Chief Executive Officer of the Company, have a conflict of interest in such matters, the Board established a special committee made up of the disinterested and independent directors to review, evaluate and negotiate the Charter Amendments and related transactions (the “Special Committee”), and the Special Committee approved, and recommended that the Board approve, the Charter Amendments and related transactions.
See “Proposal 1—Class A Common Stock Amendment—Background.”
Did the Special Committee receive independent legal advice and/or financial advice in connection with the proposed Charter Amendments?
In connection with their consideration of the Charter Amendments and related transactions, the Special Committee was advised by Winston & Strawn LLP as primary legal advisor to the independent directors, Potter Anderson Corroon LLP as Delaware legal counsel to the independent directors, and Houlihan Lokey Capital, Inc., as financial advisor to the Special Committee.

See “Proposal 1—Class A Common Stock Amendment—Background.”
What is the current control structure of the Company?
Fred R. Adams, Jr. (“Mr. Adams”) founded the Company and served as its CEO from the formation of the Company in 1969 until 2010, when his son-in-law, Mr. Baker, became CEO. Mr. Adams played a vital role in the growth and success of the Company from a small private business to a multi-billion dollar public company. As CEO since 2010, Mr. Baker has continued to manage and grow the Company following the vision, values and culture of Mr. Adams.
A Conservatorship was established on November 7, 2011 (“Conservatorship”), to manage Mr. Adams’ affairs, as a result of the impairment of Mr. Adams’ health related to a previously disclosed stroke. The spouse of Mr. Adams, Jean Reed Adams (“Mrs. Adams”), and Mr. Baker were appointed as co-conservators of the person and the estate of Mr. Adams. Pursuant to the Conservatorship, Mrs. Adams and Mr. Baker have the exclusive power to vote or direct the voting of Mr. Adams’ shares of Company capital stock.
As of the record date, Immediate Family Members (defined below), including Mr. Adams, through the Conservatorship, Mr. Baker and his spouse and Mrs. Adams, beneficially own all of the 4.8 million outstanding shares of Class A Common Stock, representing 52.3% of the total voting power, and approximately 12.8 million shares of Common Stock, representing 13.9% of the total voting power. Such persons possess in the aggregate 66.2% of the total voting power

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of the outstanding shares of our Common Stock and Class A Common Stock, based on shares held through the Conservatorship and shares held by such persons individually.
What is the current status of the Company under NASDAQ Rules?
The Common Stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”). Because Mr. Adams, Mrs. Adams, Mr. Baker and Mr. Baker’s spouse own in the aggregate capital stock of the Company entitling them to 66.2% of the total voting power, the Company is a “controlled company” under NASDAQ rules. As a controlled company, the Company is not subject to certain NASDAQ listing standards, such as those that would otherwise require that a majority of a listed company’s directors be independent and that a compensation committee and nominating committee of the Board composed solely of independent directors be established.
The Company is, however, subject to NASDAQ listing standards requiring that the Audit Committee be composed solely of independent directors. The Audit Committee is comprised of the following directors: Letitia C. Hughes, James E. Poole and Steve W. Sanders. Each of such persons qualifies as independent under the listing standards of NASDAQ. Each of such independent directors is also a member of the Special Committee.
What will be the status of the Company under NASDAQ Rules if the Class A Common Stock Amendment is approved and becomes effective?
As described more fully below, whether or not the Class A Common Stock Amendment is effected, the Company will remain a “controlled company” where more than 50% of the voting power will be held by one individual or group. If all of the proposed transactions take place, Mr. Baker will have, in consultation with other Immediate Family Members, voting power over all of the 4,800,000 outstanding shares of Class A Common Stock, currently representing about 52.3% of the total voting power, and will also have additional voting power due to beneficial ownership of Common Stock. As a result, under NASDAQ listing standards, the Company will continue to qualify as a controlled company that is exempt from the requirements that a majority of a listed company’s directors be independent and that a compensation committee and nominating committee of the Board composed solely of independent directors be established.
See “Proposal 1—Class A Common Stock Amendment—Effects of the Proposed Amendment.”
Charter Amendments:
The following provides more information on each of the Class A Common Stock Amendment and the Ancillary Amendment.
Class A Common Stock Amendment:
What will happen if the Class A Common Stock Amendment becomes effective?
If the Class A Common Stock Amendment is approved by the requisite vote of stockholders, the Class A Common Stock Amendment will become effective after the Restated Charter including the Class A Common Stock Amendment is filed with the Delaware Secretary of State. This amendment will change the restrictions in the Current Charter on who may hold Class A Common Stock, and add certain related provisions negotiated with the Special Committee as described below.
Under the Current Charter, any shares of Class A Common Stock, with ten votes per share, will automatically convert into an equal number of shares of Common Stock, with one vote per share, if such shares are transferred to or owned by any person other than Mr. Adams, his spouse, his natural children, his sons-in-law or his grandchildren (“Immediate Family Members”). The Current Charter contains related provisions specifying that Class A Common Stock may be issued only to Immediate Family Members, and that, in the event any shares of Class A Common Stock shall be deemed to be owned by any person other than an Immediate Family Member, the Class A Common Stock shall automatically

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convert into Common Stock, whereby the voting power of such stock would be reduced from ten votes per share to one vote per share.
Under the Class A Common Stock Amendment, the term Immediate Family Member will be expanded to provide that such term includes the estates of each of the foregoing persons. In addition, the Class A Common Stock Amendment will identify a number of arrangements and entities that will be permitted to receive and hold shares of Class A Common Stock, with ten votes per share, without such shares converting into shares of Common Stock, with one vote per share (“Permitted Transferees”). The Permitted Transferees include arrangements and entities such as revocable trusts and limited liability companies that could hold Class A Common Stock for the benefit of Immediate Family Members, as discussed below. Each Permitted Transferee must have a relationship, specifically defined in the Class A Common Stock Amendment, with another Permitted Transferee or an Immediate Family Member. The Class A Common Stock Amendment therefore permits Immediate Family Members to hold Class A Common Stock indirectly through common estate planning vehicles but does not change or expand the group or class of individuals who may beneficially own Class A Common Stock, with ten votes per share, under the Current Charter.
In addition, pursuant to negotiations with the Special Committee, the Class A Common Stock Amendment was revised to add certain other features. This includes:

•
a sunset provision pursuant to which all of the outstanding Class A Common Stock will automatically convert into Common Stock if either: (a) less than 4,300,000 shares of Class A Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees, or (b) if less than 4,600,000 shares of Class A Common Stock and Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees;

•	a provision providing that once shares of Class A Common Stock are converted into Common Stock, the shares of Class A Common Stock will be retired and may not be reissued; and

•
provisions providing or clarifying that the Class A Common Stock and Common Stock will be treated identically with respect to consideration in a merger or tender offer, dividends or other distributions (except pro rata subdivisions, combinations, stock splits or dividends, where the Class A Common Stock would continue to have ten votes per share, rather than one vote per share like Common Stock), and distribution rights in the event of dissolution.

See “Proposal 1—Class A Common Stock Amendment—Background.”
What are the reasons for and potential advantages of the Class A Common Stock Amendment?
The purpose of the Class A Common Stock Amendment is to facilitate estate planning for the Company’s founder and Chairman Emeritus, Mr. Adams.
Between 2015 and 2018, the Immediate Family Members discussed their possible future plans following the death of Mr. Adams. These discussions included estate planning for the Immediate Family Members, including relating to the shares of capital stock of Company held by Mr. Adams. Mr. Adams’ four daughters from a former deceased spouse (the “Daughters”) expressed a desire to continue the legacy of their father, who founded and grew the Company over many decades from a small local business into a publicly-traded company with over $1 billion in sales annually. As part of these estate planning discussions, the Immediate Family Members recognized that they could accomplish their estate planning goals while retaining control of the Company following the death of Mr. Adams through mechanisms that did not require any action by the Company’s Board or stockholders.   However, after exploring various alternatives and discussions with counsel to the various Immediate Family Members, the Immediate Family Members began exploring estate planning actions that would include an amendment of the Current Charter and require approval by the Company’s Board and stockholders.  As explained below, the changes proposed in the Class A Common Stock Amendment would enable the Immediate Family Members to hold the Class A Common Stock indirectly through common estate planning arrangements and entities and in a manner that avoids the expensive and lengthy probate proceedings that would otherwise follow Mr. Adams’ death and enable the Immediate Family Members to hold the Class A Common Stock through an ownership structure that may have certain tax benefits.  The changes that would

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be effected by the Class A Common Stock Amendment are therefore an accommodation for the family’s estate planning objectives.

The Class A Common Stock Amendment and related transactions were negotiated with and approved by the Special Committee, which was composed of independent and disinterested directors, and was advised by its own legal counsel and its own financial advisor. The Board and the Special Committee determined that the Class A Common Stock Amendment would further an on-going collaborative relationship between the Company and the Immediate Family Members.  The Special Committee considered whether the Company could use these estate planning accommodations to procure concessions from the Immediate Family Members.  As a result of discussions with the Special Committee and its representatives, the Immediate Family Members agreed to support the following additional governance and other changes:

•	The Class A Common Stock Amendment was revised as described above under “What will happen if the Class A Common Stock Amendment becomes effective?”

•
It was agreed that the Board will adopt formal Corporate Governance Guidelines, which will provide that at least three independent directors will serve on the Board and that Mr. Baker will meet with the Board from time to time to discuss succession planning.

•
Multiple changes were made to the proposed form of Agreement Regarding Common Stock and the Registration Rights exhibit attached thereto, and certain arrangements related thereto in order to mitigate concerns about a large amount of stock of the Company being sold by the Immediate Family Members in the open market in order to pay for certain estate tax liabilities following the death of Mr. Adams, including, but not limited to:

o
In connection with the estate planning actions, Mrs. Adams, the Daughters and the related entities would agree to cooperate with the Company in any proposed transfer of shares of Common Stock that they own or will own, and to ensure that all appropriate securities filings and reports are timely made.

o	If any of Mrs. Adams, the Daughters, or the related entities intend to sell any shares, they would first give the Company a right of first refusal to purchase such shares.

o
The price payable by the Company to purchase shares pursuant to the exercise of the right of first refusal will reflect a 6% discount to the then-current market price based on the 20 business-day volume weighted average price (VWAP), intended to reflect the all-in discount to the market price at which the shares could otherwise be expected to be sold in a marketed offering.

For more information on the changes to the Agreement Regarding Common Stock and the Registration Rights Agreement, see “Proposal 1—Class A Common Stock Amendment—Effects of the Proposed Amendment—Potential Benefits, Advantages or Positive Considerations of Class A Common Stock Amendment.”

•
It was agreed that the Conservatorship will pay for the costs of the Special Committee relating to the transactions being considered at this time, including fees of counsel and the financial adviser to the Special Committee, up to $750,000.

The Special Committee determined to recommend the Class A Common Stock Amendment after a thorough review and analysis of the potential positive and negative considerations of the proposed transactions as a whole, specifically including implications regarding the Company’s controlled company status. The Special Committee took into consideration the position of the Immediate Family Members that they could accomplish their estate planning goals while retaining control of the Company following the death of Mr. Adams through mechanisms that did not require any action by the Company’s Board or stockholders. The Company’s management noted for the Special Committee the following potential benefits of remaining a controlled company and the Special Committee considered these benefits in making its decision.

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•	The Company will retain the corporate governance and regulatory benefits and flexibility available to controlled companies, including cost savings.

•
The Company will remain less subject to short-term earnings pressures and will be able to continue to focus more on long-term stockholder value, which is of particular importance to the Company because it is in a very cyclical business.

•
The Company will continue to avoid vulnerability to opportunistic takeover attempts that could occur during an industry downturn or at another time that is not optimal for a sale, which is also of particular importance to the Company because it is in a very cyclical business.

•	The Company can mitigate management succession risk and employee turnover, and facilitate the stability and continuity of management, employees and strategy.

•
There will be more stability in shares held as a control block through a limited liability company (which requires an amendment to the Current Charter for the Class A Common Stock), compared to shares being held individually and subject to a voting agreement and irrevocable proxy (which could be effected without amending the Current Charter).

The Company’s management also noted for the Special Committee the following potential negative considerations of remaining a controlled company and the Special Committee considered these negative considerations in making its decision.

•
Under the Company’s dual class capital structure (which will remain in place whether or not the Class A Common Stock Amendment is effected), the voting power of the Immediate Family Members does not reflect their equity interest in the Company.

•
The anti-takeover effects associated with the Company’s status as a controlled company might make it less likely that a third party would make an offer to acquire the Company at a premium to the trading price of the Common Stock.

•	Because the Company will continue to be controlled by the Immediate Family Members, the trading prices for the Common Stock might be lower than they otherwise would be.
See “Proposal 1—Class A Common Stock Amendment—Effects of the Proposed Amendment.”
Will the Proposed Transactions result in a Change in Control of the Company?
Pursuant to the Conservatorship, Mr. Baker and Mrs. Adams currently have the exclusive power to vote or direct the voting of shares held by Mr. Adams’ estate. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi conservatorship laws. Upon the transfers of shares to the trusts and limited liability company as described herein, the Company will continue to be controlled by Mrs. Adams and Mr. Baker, acting jointly as co-trustees of revocable trusts, and through the limited liability company.
Following the death of Mr. Adams and upon the completion of all transactions as contemplated, there will be a change in control of the Company from Mrs. Adams and Mr. Baker, acting jointly, to Mr. Baker, acting individually and as the sole Managing Member of the limited liability company. As a result of the foregoing transactions, Mr. Baker will obtain voting power over 100% of the Class A Common Stock, currently representing 52.3% of the total voting power of the Company’s capital stock (without considering shares of Common Stock over which Mr. Baker will also have voting power due to ownership or other arrangements). Accordingly, following all of the transactions as contemplated, Mr. Baker will have control of a majority of the voting power of the Company through his control over the voting power of all of the outstanding shares of Class A Common Stock.
See “Control by Immediate Family Members, Anti-Takeover Considerations and Conflicts of Interest.”

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Do certain persons have an interest in the Class A Common Stock Amendment and are there any potential disadvantages of the Class A Common Stock Amendment?
Stockholders are urged to carefully study and consider the Class A Common Stock Amendment and related transactions in light of the interests of certain persons in the Class A Common Stock Amendment that are different from the interests of stockholders generally.
The Immediate Family Members have an interest in the Class A Common Stock Amendment and related transactions that is different than the interests of stockholders generally because the Class A Common Stock Amendment will facilitate their estate planning objectives without affecting the control of the Company.
Are there any agreements between the Company and the Immediate Family Members related to the proposed transactions?
In connection with the estate planning actions, Mrs. Adams, the Daughters and related entities would agree to cooperate with the Company in any proposed transfer of shares of Common Stock that they own or will own, and to ensure that all appropriate securities filings and reports are timely made. Additionally, if such persons intend to sell any shares, they would first give the Company a right of first refusal to purchase such shares. If the Company does not purchase any such shares, the Company would cooperate with such persons as applicable for a secondary offering on a resale shelf registration statement filed by the Company or some other method of sale. Mrs. Adams, the Daughters and the related entities have received registration rights from the Company to permit secondary offerings as described below. In any event, such persons would only sell such shares pursuant to the requirements of applicable law, including, without limitation, the volume limitations and other requirements under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).
As negotiated with the Special Committee, in the event the Company receives a right of first refusal notice, the Special Committee would review and approve (or disapprove) any share repurchase pursuant to the Company’s right of first refusal and any matter related thereto, including, without limitation: (i) the number of shares, if any, to be purchased by the Company; and (ii) the amount of debt to be incurred by the Company in connection with any repurchase. The Special Committee will also have the authority to approve any future demands for takedowns from the registration statement, including the minimum number of shares to be included, how frequently takedowns may be permitted, and whether to require standstill agreements from the selling stockholders beyond what is required from the underwriters and, if so, the terms thereof.
Ancillary Amendment:
What will happen if the Ancillary Amendment becomes effective?
If the Ancillary Amendment is approved by the requisite vote of stockholders, the Ancillary Amendment will become effective after the Restated Charter including the Ancillary Amendment is filed with the Delaware Secretary of State. In such event, the Ancillary Amendment will update and amend certain provisions that are out-of-date, obsolete or inoperative and to correct one typographical error, as described below under “Proposal 2—Ancillary Amendment.”
What are the reasons for and potential advantages of the Ancillary Amendment?
As discussed above, the Board approved the Class A Common Stock Amendment to the Current Charter]. In connection therewith, since the Class A Common Stock Amendment is required to be submitted for approval by stockholders, the Board also determined that it would be advisable to also take the opportunity at the same time to amend and clean up the Current Charter and submit this amendment for stockholder approval at the same time. This will update the Current Charter for provisions that are out-of-date, obsolete or inoperative and to correct one typographical error.
See “Proposal 2—Ancillary Amendment.”
Do any persons have an interest in the Ancillary Amendment and are there any potential disadvantages of the Ancillary Amendment?

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The Ancillary Amendment will not make any substantive changes or affect any stockholders differently. The Ancillary Amendment will only make certain minor, non-substantive changes and clarifications to update and clean‑up the Current Charter for provisions that are out-of-date, obsolete or inoperative, and to correct one typographical error.
Conditions of Charter Amendments
When will all of this take place?
If stockholders approve the Charter Amendments, and subject to certain other conditions discussed below, the Charter Amendments are anticipated to become effective shortly after the Special Meeting.
What are the conditions to the Charter Amendments?
The filing of each of the Charter Amendments, in the form of the Restated Charter, is subject to the following conditions: (i) receipt of the stockholder approvals required to adopt each of the Charter Amendments as discussed below and (ii) there being no legal or regulatory order prohibiting the Charter Amendments.
Are the Charter Amendments conditioned on each other?
The Charter Amendments are not conditioned on each other. The Board has authorized management to file the Restated Charter following approval of the Charter Amendments by stockholders. However, even though each of the Charter Amendments will be approved if the Immediate Family Members votes for the Charter Amendments, the Board will have the power to withdraw the authority to file the Restated Charter, or may authorize the filing of the Restated Charter but exclude one of the Charter Amendments in the Restated Charter, or may cause one of the Charter Amendments to become effective at different times from the other Charter Amendment. The Board will have a period until one year from the date of the Special Meeting to effect either or both of the Charter Amendments. The Company currently does not know of any reason why the Charter Amendments would not be completed or not be completed at the same time promptly after all of the conditions are satisfied. If the Board determines not to effect either of the Charter Amendments, the Company will issue a press release and file a Current Report on Form 8‑K with the SEC announcing the decision. However, as discussed below, the Immediate Family Members have the voting power to approve each of the Charter Amendments and have indicated that they will vote for each of the Charter Amendments. The Company does not know of any reason why the Charter Amendments would not be filed at the same time, which is expected to occur promptly after the Special Meeting.
Voting Information
What is the record date for the meeting?
The close of business on June 15, 2018 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement, adjournment or recess thereof.
What shares of stock entitle holders to vote at the meeting?
We have the following classes of stock outstanding, each of which entitles holders to vote at the Special Meeting:

•	Common Stock; and

•	Class A Common Stock.
The Common Stock is listed on NASDAQ under the symbol “CALM.”
No public market exists for the Class A Common Stock, but the Class A Common Stock is convertible on a share‑for-share basis into Common Stock.

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On June 15, 2018, the Company had outstanding [43,832,291] shares of Common Stock and 4,800,000 shares of Class A Common Stock.
What is the voting power of the outstanding shares with respect to the Charter Amendments?
The following shows information relating to the outstanding shares and voting power of such shares with respect to the proposals based on shares outstanding as of the record date of June 15, 2018:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Class A Common Stock	4,800,000	10	48,000,000	52.3%
Common Shares	[43,832,291]	1	[43,832,291]	47.7%
Total	N/A		[91,832,291]	100.0%

As of the record date, Immediate Family Members beneficially own all of the 4.8 million outstanding shares of Class A Common Stock, representing 52.3% of the total voting power, and approximately 12.8 million shares of Common Stock, representing 13.9% of the total voting power. In the aggregate, Immediate Family Members collectively possessed 66.2% of the total voting power of the outstanding shares of our Common Stock and Class A Common Stock.
How may stockholders vote with respect to each of the Charter Amendments?
Stockholders may, with respect to each of the Class A Common Stock Amendment and the Ancillary Amendment:

•	vote FOR,

•	vote AGAINST, or

•	ABSTAIN from voting on such proposal.
Your Board recommends a vote FOR each proposal.
How do the Immediate Family Members intend to vote with respect to the Charter Amendments?
The Immediate Family Members have advised us that they intend to vote:

•	FOR Proposal 1 - the Class A Common Stock Amendment; and

•	FOR Proposal 2 - the Ancillary Amendment.
Because the Immediate Family Members hold more than a majority of the total voting power of our outstanding capital stock and more than 66-2/3% of the Class A Common Stock as of the record date, the Immediate Family Members have the power to approve the adoption of each of the Charter Amendments without the affirmative vote of any other stockholder.
How do I vote?
Proxies are being requested from the holders of Common Stock in connection with the Class A Common Stock Amendment and the Ancillary Amendment. Whether or not you plan to attend the meeting, please mark, sign and mail your proxy in the enclosed self-addressed envelope. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Special Meeting.

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How will proxies be voted?
All properly executed and unrevoked proxies received in the enclosed form in time for the Special Meeting will be voted in the manner directed on the proxies. If no direction is made, a proxy by a stockholder will be voted FOR the Class A Common Stock Amendment in Proposal 1 and FOR the Ancillary Amendment in Proposal 2.
As of a reasonable time immediately before this solicitation, the Board had no knowledge of any other proposals that are intended to be presented at the Special Meeting. Accordingly, as permitted by SEC rules, the proxy solicited by the Board for the Special Meeting confers discretionary authority to the proxies named therein to vote on any matter that may properly come before such meeting or any postponement, adjournment or recess, in addition to the foregoing proposals, to the extent permitted by applicable law and regulation, including Rule 14a-4(c) under the Exchange Act of 1934.
How will my shares be voted if I own shares through a broker?
If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they will not be permitted to vote your shares with respect to the Charter Amendments. The effect of such uncast votes will be treated the same as a vote AGAINST each of the Charter Amendments. Accordingly, we encourage you to instruct your brokers or other nominees how to vote your shares at the Special Meeting.
What constitutes a quorum for the meeting?
The holders in person or by proxy of shares of our Common Stock and/or Class A Common Stock representing a majority of the voting interest of all the outstanding shares of Common Stock and Class A Common Stock, considered together as a group, will constitute a quorum for purposes of the Special Meeting. In addition, in order to take action on the adoption of the Class A Common Stock Amendment, the holders of a majority of the shares of Class A Common Stock outstanding must be present in person or by proxy at the Special Meeting.
What vote is required for each of the Charter Amendments?
To be approved, each of Proposal 1 and Proposal 2 requires the affirmative vote of a majority in voting interest of the shares of Common Stock and Class A Common Stock issued and outstanding, voting together as a group.
In addition, to be approved, the Class A Common Stock Amendment in Proposal 1 requires the affirmative vote of the holders of not less than 66-2/3% of the shares of Class A Common Stock issued and outstanding, voting separately as a class.
Other Matters
Do stockholders have dissenter’s rights of appraisal?
Stockholders do not have dissenters’ rights of appraisal as a result of the Class A Common Stock Amendment or the Ancillary Amendment.
Do the Charter Amendments have any impact on the Company’s business, financial condition or operations?
The Company does not believe that the Charter Amendments will have any material impact on the Company’s business, financial condition or operations. As a result, the Company does not believe that any financial statements or financial information is material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the Charter Amendments and, accordingly, financial information is not included or incorporated by reference in this Proxy Statement. For the same reasons, representatives of the Company’s independent registered public accountants are not being requested to be present at the Special Meeting to make a statement or answer questions.
What do I do if I have additional questions or need additional copies?

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Questions or requests for additional copies of documents prior to the Special Meeting should be directed to Cal‑Maine Foods, Inc., ATTN: Timothy A. Dawson, Secretary, Post Office Box 2960, Jackson, Mississippi 39207, telephone number (601) 948-6813.

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PROXY STATEMENT FOR SPECIAL MEETING
OF STOCKHOLDERS TO BE HELD [________ __], 2018
GENERAL MATTERS
The information set forth in this proxy statement is furnished in connection with a Special Meeting of Stockholders of Cal-Maine Foods, Inc. (the “Company”) to be held on [________ __], 2018, at 10:00 a.m., central time, at our principal executive offices, 3320 W. Woodrow Wilson Avenue, Jackson, Mississippi 39209. Our telephone number is (601) 948-6813. The terms “we,” “us” and “our” used in this proxy statement refer to the Company.
Additional copies of the proxy statement and proxy card for the Special Meeting of Stockholders, or copies of the Annual Report to Stockholders/Annual Report on Form 10‑K for the fiscal year ended June 3, 2017, will be furnished without charge to any stockholder upon written request to: Cal-Maine Foods, Inc., ATTN: Timothy A. Dawson, Secretary, Post Office Box 2960, Jackson, Mississippi 39207. Exhibits to the Annual Report on Form 10‑K for the fiscal year ended June 3, 2017, may be furnished to stockholders upon the payment of an amount equal to the reasonable expenses incurred by us in furnishing such exhibits. A list of the stockholders of record as of the record date will be available for inspection by stockholders of the Company at the Company’s corporate offices for 10 days preceding the date of the Special Meeting.
The following proxy materials are first being sent to stockholders on or about [________ __], 2018 and, while we are not soliciting proxies by the Internet, are being made available free of charge at our website, www.calmainefoods.com:

•	The Notice of Special Meeting and Proxy Statement for a Special Meeting of Stockholders

•	The form of proxy card being distributed to stockholders in connection with the Special Meeting of Stockholders
Certain stockholders sharing an address may have received only one copy of this proxy statement. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to a stockholder at a shared address to which only a single copy of such documents were delivered.
If you want to receive separate copies of the Company’s proxy statements and Annual Reports to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:
Stockholders of record should contact the Company’s Corporate Secretary in writing or by telephone at Cal-Maine Foods, Inc., ATTN: Timothy A. Dawson, Secretary, Post Office Box 2960, Jackson, Mississippi 39207, telephone number (601) 948-6813.
Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder.
Our Board is soliciting the enclosed proxy. The proxy may be revoked by a stockholder at any time before it is voted by filing with our Secretary a written revocation of such proxy or by granting a duly executed proxy bearing a later date. The proxy also may be revoked by a stockholder attending the meeting, withdrawing the proxy, and voting in person.
All expenses incurred in connection with the solicitation of proxies will be paid by us. In addition to the solicitations of proxies by mail, our directors, officers, and regular employees may solicit proxies in person, by telephone, mail, email, telecopy, press release, employee communication, or postings on the Company’s Internet website. Proxies are being solicited by your Board and its agents, and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on behalf of the Board, may also solicit proxies. We will not pay such persons additional compensation for their proxy solicitation efforts. We will, upon request, reimburse banks, brokerage houses and other institutions, and fiduciaries for their expenses in forwarding proxy materials to their principals.

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The Company is not using a proxy solicitor. The expenses of solicitation by the Company in connection with the Special Meeting are expected to be approximately $125,000.

VOTING SHARES
Stockholders of record at the close of business on June 15, 2018, are eligible to vote at the Special Meeting in person or by proxy. As of the record date, [43,832,291] shares of our Common Stock were outstanding, and 4,800,000 shares of our Class A Common Stock were outstanding.
Each share of Common Stock is entitled to one vote on each matter to be considered at the Special Meeting. Each share of Class A Common Stock is entitled to ten votes on each such matter. The holders in person or by proxy of shares of our Common Stock and/or Class A Common Stock representing a majority of the voting interest of all the outstanding shares of Common Stock and Class A Common Stock, considered together as a group, will constitute a quorum for purposes of the Special Meeting. In addition, in order to take action on the adoption of the Class A Common Stock Amendment, the holders of a majority of the shares of Class A Common Stock outstanding must be present in person or by proxy at the Special Meeting.
To be approved, each of Proposal 1 and Proposal 2 requires the affirmative vote of a majority in voting interest of the shares of Common Stock and Class A Common Stock issued and outstanding, voting together as a group.
In addition, to be approved, the Class A Common Stock Amendment in Proposal 1 required the affirmative vote of the holders of not less than 66-2/3% of the shares of Class A Common Stock issued and outstanding, voting separately as a class.
If a quorum is not present in person or by proxy, the holders of shares representing a majority of the voting interest of all such shares present in person or by proxy and entitled to vote thereon may, without notice other than announcement at the meeting, adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. However, notice of an adjourned meeting would be sent to stockholders if the adjournment is for more than 30 days or if a new record date is fixed for the adjourned meeting.
If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they will not be permitted to vote your shares with respect to the Charter Amendments because these are non‑discretionary matters under NASDAQ rules.
Because each of Proposal 1 and Proposal 2 are non-discretionary matters under such NASDAQ rules, brokers and other nominees will not have discretionary authority to vote on such matters unless they receive timely instructions from you. Accordingly, if you do not give timely instructions to the broker or other nominee on how that broker or nominee should vote your shares, such shares will not be represented at the Special Meeting and the broker will not cast a vote with respect to such shares. The effect of such unrepresented and unvoted shares will be treated the same as a vote AGAINST each of the proposals. Accordingly, we encourage you to instruct your brokers or other nominees how to vote your shares at the Special Meeting.
Abstentions occur when stockholders are present at the Special Meeting in person or by proxy but abstain from voting their shares for any of the matters upon which the stockholders are voting. Abstentions will be represented at the Special Meeting and counted for purposes of determining whether a quorum is present, but will have the same effect as a vote AGAINST the proposals.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and unvoted shares.

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Proposal Number	Item	Votes Required for Approval	Effect of Abstentions	Effect of Unrepresented and Unvoted Shares
1	Class A Common Stock Amendment	Majority of votes of shares of Common Stock and Class A Common Stock issued and outstanding, voting together as a group	Treated as votes Against	Treated as votes Against
		AND Not less than 66-2/3% of Class A Common Stock issued and outstanding voting separately as a class	Treated as votes Against	Treated as votes Against
2	Ancillary Amendment	Majority of votes of shares of Common Stock and Class A Common Stock issued and outstanding, voting together as a group	Treated as votes Against	Treated as votes Against
Shares represented by a properly executed and returned proxy card will be voted at the Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, the person or persons named on the proxy card will vote:

•	FOR Proposal 1 - the Class A Common Stock Amendment;

•	FOR Proposal 2 - the Ancillary Amendment; and

•
in their discretion with respect to any unanticipated matters not included in this proxy statement that may properly come before the Special Meeting or any adjournments thereof, to the extent permitted by Rule 14a-4(c) under the Exchange Act.

In accordance with Delaware law, the Company will appoint two inspectors of election. The inspectors will take charge of and will count the votes and ballots cast at the Special Meeting and will make a written report on their determination.
In the aggregate, Immediate Family Members collectively possessed 66.2% of the total voting power of the outstanding shares of our Common Stock and Class A Common Stock as of the record date. As a result, the proposals to approve the Class A Common Stock Amendment and the Ancillary Amendment will be approved if Immediate Family Members vote for such proposals. The Immediate Family Members have advised us that they intend to vote:

•	FOR Proposal 1 - the Class A Common Stock Amendment; and

•	FOR Proposal 2 - the Ancillary Amendment.

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth information as to the beneficial ownership of our Common Stock and Class A Common Stock as of May 25, 2018 or as of the latest practicable date, unless otherwise indicated, by:

•	each person known by us to beneficially own more than 5% of either class outstanding, and

•	each director of the Company, each executive officer (each a “named executive officer”) and by all directors and executive officers as a group.

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Name of Beneficial Owner(1)	Common Stock and Class A Common Stock				Percentage of Total Voting Power(3)
	Number of Shares Beneficially Owned(2)		Percentage of Class Outstanding
	Common	Class A	Common	Class A
Fred R. Adams, Jr. (through Adolphus B. Baker and Jean Reed Adams, as his Co-Conservators)(4)	12,126,170	3,583,672	27.7%	74.7%	52.2%
Jean Reed Adams(5)	12,126,170	3,583,672	27.7%	74.7%	52.2%
Adolphus B. Baker(6)	11,255,182	4,703,520	25.7%	98.0%	63.5%
Timothy A. Dawson(7)	24,264	-0-	*	-0-	*
Charles J. Hardin(8)	24,689	-0-	*	-0-	*
Robert L. Holladay, Jr.(9)	13,792	-0-	*	-0-	*
Letitia C. Hughes(10)	32,030	-0-	*	-0-	*
Sherman L. Miller(11)	16,902	-0-	*	-0-	*
James E. Poole(12)	8,430	-0-	*	-0-	*
Steve W. Sanders(13)	12,430	-0-	*	-0-	*
T Rowe Price Associates, Inc.(14)	4,765,073	-0-	10.9%	-0-	5.2%
BlackRock, Inc.(15)	3,771,116	-0-	8.6%	-0-	4.1%
The Vanguard Group, Inc.(16)	2,728,523	-0-	6.2%	-0-	3.0%
Janus Henderson Group plc(17)	2,302,309	-0-	5.3%	-0-	2.5%
Cal-Maine Foods, Inc. KSOP(18)	2,196,495	-0-	5.0%	-0-	2.4%
All directors and executive officers as a group (10 persons)(19)(20)	11,420,887	4,703,520	26.1%	98.0%	63.7%

*	Less than 1%

(1)	The mailing address of the Cal-Maine Foods, Inc. KSOP (“KSOP”), Mr. and Mrs. Adams and Mr. Baker is Cal-Maine Foods, Inc., Post Office Box 2960, Jackson, MS 39207.

(2)
The information as to beneficial ownership is based on information known to us or statements furnished to us by the beneficial owners. As used in this table, “beneficial ownership” has the meaning given in Rule 13d-3 under the Exchange Act, i.e. the sole or shared power to vote or to direct the voting of a security, or the sole or shared investment power with respect to a security (the power to dispose of or to direct the disposition of a security). For purposes of this table, a person is deemed as of any date to have “beneficial ownership” of any security that such person has the right to acquire within 60 days of such date.

(3)
Percentage of total voting power represents voting power with respect to all shares of our Common Stock and Class A Common Stock, voting together as a single class. Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to ten votes. Shares of Class A Common Stock are automatically converted into Common Stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A Common Stock is transferred to any person or entity other than Immediate Family Members. Each share of Class A Common Stock is convertible, at the option of its holder, into one share of Common Stock at any time.

(4)
Mr. Adams is our Chairman Emeritus. Includes 618,308 shares of Common Stock accumulated under the KSOP. Also includes 1,500,505 shares of Common Stock and 96,480 shares of Class A Common Stock owned by Mr. Adams’ spouse separately and as to which Mr. Adams disclaims beneficial ownership. A Conservatorship was established on November 7, 2011, to manage Mr. Adams’ affairs, with Mrs. Adams and Mr. Baker as co-conservators, as a result of the impairment of Mr. Adams’ health related to his previously disclosed stroke. Mr. Adams continues to consult regularly with the Company, and it is expected that he will continue to do so for as long as he is able. Pursuant to the Conservatorship, Mr. Baker and Mrs. Adams have the exclusive power to

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vote or direct the voting of Mr. Adams’ shares. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi conservatorship laws.

(5)
Mrs. Adams is the spouse of Mr. Adams, our Chairman Emeritus. She and Mr. Baker serve as co-conservators of the above referenced Conservatorship established for Mr. Adams. Includes 10,007,357 shares of Common Stock and 3,487,192 shares of Class A Common Stock owned by Mr. Adams separately, and 618,308 shares of Common Stock accumulated under Mr. Adams’ KSOP account. Mrs. Adams and Mr. Baker share voting power over Mr. Adams’ shares. While they also share dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi Conservatorship laws.

(6)
Mr. Baker is Chairman of the Board, a director, and is our Chief Executive Officer. Includes 233,320 shares of Common Stock and 3,563 shares of Class A Common Stock owned by Mr. Baker’s spouse separately as to which Mr. Baker disclaims beneficial ownership, 4,813 shares of Common Stock accumulated under his spouse’s KSOP account as to which Mr. Baker disclaims beneficial ownership, 146,128 shares of Common Stock accumulated under Mr. Baker’s KSOP account, and 19,000 shares of unvested restricted Common Stock. Mr. Baker and Mrs. Adams serve as co-conservators of the above referenced Conservatorship established for Mr. Adams. As a result, the totals include 10,007,357 shares of Common Stock and 3,487,192 shares of Class A Common Stock owned by Mr. Adams separately, and 618,308 shares of Common Stock accumulated under Mr. Adams’ KSOP account. Mr. Baker and Mrs. Adams share voting power over Mr. Adams’ shares. While they also share joint dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi Conservatorship laws.

(7)
Mr. Dawson is a director, and is our Vice President – Chief Financial Officer, Treasurer, and Secretary. Includes 5,665 shares of Common Stock accumulated under the KSOP and 6,330 shares of unvested restricted Common Stock.

(8)	Mr. Hardin is our Vice President – Sales. Includes 20,889 shares of Common Stock accumulated under the KSOP and 3,800 shares of unvested restricted Common Stock.

(9)	Mr. Holladay is our Vice President – General Counsel. Includes 3,501 shares of Common Stock accumulated under the KSOP and 6,330 shares of unvested restricted Common Stock.

(10)	Ms. Hughes is a director. Includes 5,530 shares of unvested restricted Common Stock.

(11)
Mr. Miller is a director, and is our President and Chief Operating Officer. Includes 1,149 shares of Common Stock accumulated under his spouse’s KSOP account as to which Mr. Miller disclaims beneficial ownership, 3,164 shares of Common Stock accumulated under Mr. Miller’s KSOP account, and 6,330 shares of unvested restricted Common Stock.

(12)	Mr. Poole is a director. Includes 1,200 shares of Common Stock owned through Mr. Poole’s individual retirement account and 5,530 shares of unvested restricted Common Stock.

(13)	Mr. Sanders is a director. Includes 5,530 shares of unvested restricted Common Stock.
(14)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on or about February 14, 2018, by T Rowe Price Associates, Inc. (“Price Associates”). The Schedule 13G/A reports that Price Associates has sole voting power over 812,453 of such shares and sole dispositive power over 4,765,073 of such shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(15)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on or about January 29, 2018, by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reports that BlackRock has sole voting power over 3,697,151 of such shares and sole dispositive power over 3,771,116 of such shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(16)This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on or about February 8, 2018, by The Vanguard Group, Inc. (“Vanguard”). The Schedule 13G/A reports that Vanguard has sole voting power over 32,314 of such shares, shared voting power over 8,089 of such shares, sole dispositive power over 2,690,631 of such shares, and shared dispositive power over 37,892 of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(17)This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on or about February 12, 2018, by Janus Henderson Group plc (“Janus Henderson”). The Schedule 13G reports

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that Janus Henderson has shared voting and dispositive power over all of such shares. Janus Henderson’ address is 201 Bishopsgate EC2M 3AE, United Kingdom.

(18)	As of May 25, 2018.

(19)	Includes 810,088 shares of Common Stock accumulated under the KSOP.

(20)	Includes shares of Common Stock as to which Messrs. Baker and Miller disclaim any beneficial ownership. See Notes (6) and (11) above.
The shares of Common Stock accumulated in the KSOP, as indicated in Notes (4), (5), (6), (7), (8), (9) and (11) above, also are included in the 2,196,495 shares shown in the table as owned by the KSOP

PROPOSAL NO. 1 – CLASS A COMMON STOCK AMENDMENT
General
Our Board has approved, declared advisable and is recommending that stockholders approve the Class A Common Stock Amendment at the Special Meeting. The following discussion is qualified in its entirety by reference to the proposed Restated Charter reflecting the Class A Common Stock Amendment, a copy of which is attached hereto in Appendix A. Appendix A is marked to show the proposed changes that would be made by the Class A Common Stock Amendment.
Description and Purpose of Class A Common Stock Amendment
If the Class A Common Stock Amendment is approved by the requisite vote of stockholders, the Class A Common Stock Amendment will become effective when the Restated Charter including the Class A Common Stock Amendment is filed with the Delaware Secretary of State. This amendment will change the restrictions in the Current Charter on who may hold Class A Common Stock, and add certain related provisions negotiated with the Special Committee as described below.
Under the Current Charter, any shares of Class A Common Stock, with ten votes per share, will automatically convert into an equal number of shares of Common Stock, with one vote per share, if such shares are transferred to or owned by any person other than Immediate Family Members, which includes Mr. Adams, his spouse, his natural children, his sons-in-law and his grandchildren. The Current Charter contains related provisions specifying that Class A Common Stock may be issued only to Immediate Family Members, and that, in the event any shares of Class A Common Stock shall be deemed to be owned by any person other than an Immediate Family Member, the Class A Common Stock shall automatically convert into Common Stock, whereby the voting power of such stock would be reduced from ten votes per share to one vote per share.
Under the Class A Common Stock Amendment, the term Immediate Family Member will be expanded to provide that such term includes the estates of each of the foregoing persons. In addition, the Class A Common Stock Amendment will identify a number of Permitted Transferees that may receive and hold shares of Class A Common Stock, with ten votes per share, without such shares converting into shares of Common Stock, with one vote per share. The Permitted Transferees include arrangements and entities such as revocable trusts and limited liability companies that could hold Class A Common Stock for the benefit of Immediate Family Members, as more fully discussed below. The Class A Common Stock Amendment therefore permits Immediate Family Members to hold Class A Common Stock indirectly through estate planning vehicles but does not change or expand the group or class of individuals who may beneficially own Class A Common Stock, with ten votes per share, under the Current Charter.
The Restated Charter provides that the term “Permitted Transferee” includes:
(i) an Immediate Family Member;
(ii) a trust held for the sole or primary benefit of one or more Immediate Family Members or Permitted Transferees, including any trustee in such trustee’s capacity as such, provided that if a trust is not for the sole benefit of one or more Immediate Family Members or Permitted Transferees, an Immediate Family Member or Permitted Transferee must retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, provided, further, that in the event an Immediate Family Member

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or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, each share of Class A Common Stock held by such trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Company or any holder of Class A Common Stock;
(iii) a corporation, limited liability company or partnership, including but not limited to, a family limited partnership or similar limited liability company or corporation, or a single member limited liability company, provided that all of the equity interest in such entity is owned, directly or indirectly, by one or more Immediate Family Members or Permitted Transferees and an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, each share of Class A Common Stock held by such entity shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Company or any holder of Class A Common Stock;
(iv) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which an Immediate Family Member or Permitted Transferee is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that in each case an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, each share of Class A Common Stock held by such account, plan or trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Company or any holder of Class A Common Stock; or
(v) any guardianship, conservatorship or custodianship for the benefit of an Immediate Family Member who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, including any guardian, conservator or custodian in such guardian’s, conservator’s or custodian’s capacity as such.
The purpose of the Class A Common Stock Amendment is to facilitate estate planning for the Company’s founder and Chairman Emeritus, Mr. Adams.
In addition, pursuant to negotiations with the Special Committee, the Class A Common Stock Amendment was revised to add certain other features. This includes:

•
a sunset provision pursuant to which all of the outstanding Class A Common Stock will automatically convert into Common Stock if either: (a) less than 4,300,000 shares of Class A Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees, or (b) if less than 4,600,000 shares of Class A Common Stock and Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees;

•	a provision providing that once shares of Class A Common Stock are converted into Common Stock, the shares of Class A Common Stock will be retired and may not be reissued; and

•
provisions providing or clarifying that the Class A Common Stock and Common Stock will be treated identically with respect to consideration in a merger or tender offer, dividends or other distributions (except pro rata stock splits or dividends where the Class A Common Stock would continue to ten votes per share, rather than one vote per share like Common Stock), and distribution rights in the event of dissolution.

Background

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The Company was founded by Mr. Adams and grew through organic growth, acquisitions and mergers. In 1969 Adams Foods, Inc. merged with Dairy Fresh Products Company of California and Maine Egg Farms of Lewiston, Maine, creating Cal-Maine Foods, Inc. Since becoming a public company in 1996, the Company has continued to grow through the acquisition of other egg farms across the country and has become the largest producer and distributor of fresh shell eggs in the United States.
The Company has been a controlled company since its founding and since it became public. In connection with its initial public offering in 1996, the Company’s Certificate of Incorporation established a dual-class capital structure that included Class A Common Stock with ten votes per share and Common Stock with one vote per share. In addition, such Certificate of Incorporation included restrictions on the ownership and transfer of Class A Common Stock. The Current Charter continues to have such dual-class capital structure and include restrictions on the ownership and transfer of Class A Common Stock.
Mr. Adams served as the Company’s CEO from the formation of the Company until 2010, when his son-in-law, Mr. Baker became CEO. Mr. Adams played a vital role in the growth and success of the Company from a small private business to a multi-billion dollar public company. As CEO since 2010, Mr. Baker has continued to manage and grow the Company following the vision, values and culture of Mr. Adams. Mr. Baker is currently Chairman of the Board, a director and Chief Executive Officer of the Company.
Until 2011, the Company was controlled directly by Mr. Adams. On November 7, 2011, a Conservatorship was established to manage Mr. Adams’ affairs, with Mrs. Adams and Mr. Baker as co-conservators, as a result of the impairment of Mr. Adams’ health related to his previously disclosed stroke. Mr. Adams is currently 86 years old. Pursuant to the Conservatorship, Mr. Baker and Mrs. Adams have the exclusive power to vote or direct the voting of Mr. Adams’ shares. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi Conservatorship laws.
As of the record date, Immediate Family Members, including Mr. Adams (through the Conservatorship), Mrs. Adams and Mr. Baker and his spouse, beneficially own all of the 4.8 million outstanding shares of Class A Common Stock, representing 52.3% of the total voting power, and approximately 12.8 million shares of Common Stock, representing 13.9% of the total voting power. Such persons possess in the aggregate 66.2% of the total voting power of the outstanding shares of our Common Stock and Class A Common Stock, based on shares held through the Conservatorship and shares held by such persons individually.
Based on the foregoing beneficial ownership of our outstanding capital stock by Immediate Family Members, we are a “controlled company,” as defined by NASDAQ listing standards. Accordingly, we are exempt from certain requirements of NASDAQ’s corporate governance listing standards, including the requirement to maintain a majority of independent directors on our board of directors and the requirement to establish a compensation committee and nominating committee of the Board composed solely of independent directors. This provides certain advantages to the Company, including cost savings, as more fully discussed below.
Mr. Adams executed a last will and testament in 2004 (the “Will”). The persons named in the Will by Mr. Adams include his wife, Mrs. Adams, and the Daughters, one of which is married to Mr. Baker (“Mrs. Baker”). Under the terms of the Will, each of Mrs. Adams, on the one hand, and Mr. Baker and Mrs. Baker, on the other hand, would each end up holding 50% of the 4.8 million outstanding shares of Class A Common Stock, or 2,400,000 shares of Class A Common Stock for each of (i) Mrs. Adams and (ii) Mr. and Mrs. Baker. In this case Mrs. Adams, and Mr. Baker along with Mrs. Baker, would continue to control the Company.
Mrs. Adams indicated that she did not desire to be actively involved in the management of the Company following Mr. Adams’ death and might consider sales of shares of stock for financial diversification and as required for estate planning and liquidity needs.  On the other hand, Mr. Baker and Mrs. Baker expressed the desire to retain their shares of capital stock in the Company and for Mr. Baker to continue to manage and operate the Company following Mr. Adams’ death. In particular, the Daughters expressed a desire to continue the legacy of their father, who founded and grew the Company over many decades from a small local business into a publicly-traded company with over $1 billion in sales annually.

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It was recognized that, if Mrs. Adams disposed of shares of Class A Common Stock to any person other than an Immediate Family Member, or converted shares of Class A Common Stock into shares of Common Stock to sell such shares on NASDAQ, the Class A Common Stock would be converted into Common Stock with one vote per share. Either action could cause the Company to cease to be a controlled company and the Immediate Family Members to cease to be controlling stockholders. The other Immediate Family Members expressed a desire to retain ownership of a sufficient amount of Common Stock and Class A Common Stock to assure continued ownership of over 50% of the voting power of our outstanding shares of capital stock. To avoid the potential loss of control by Immediate Family Members, Mrs. Adams was agreeable to considering estate planning alternatives for Mr. Adams in a manner that would not result in a loss of control of the Company or value by the Immediate Family Members.
The Immediate Family Members recognized that control could be retained by Immediate Family Members through actions that did not require approval by the Company’s Board or stockholders. There are alternative actions that would not result in a loss of control by the Immediate Family Members, while still permitting Mrs. Adams to sell her shares of capital stock in the Company following the death of Mr. Adams. For instance, Immediate Family Members could enter into a voting agreement with respect to all shares of capital stock of the Company that they hold and provide an irrevocable proxy to Mr. Baker, and Mrs. Adams could deliver her shares of Class A Common Stock to other Immediate Family Members outright or in exchange for shares of Common Stock. Such actions would permit Mrs. Adams to dispose of all her shares of capital stock in the Company without resulting in the loss of voting control of the Immediate Family Members. Immediate Family Members could then pass all Class A Common Stock down ultimately to Mr. Adams’ grandchildren and maintain control for the full duration permitted under the Current Charter. However, after exploring various alternatives and discussions with counsel to the various Immediate Family Members, including estate tax counsel, the Immediate Family Members began discussing and pursuing estate planning actions that would include an amendment to the Current Charter and require action by the Company’s Board and stockholders, as discussed below.
In particular, the Immediate Family Members desire to pursue the Proposed Transactions rather than possible alterative actions is due to several factors. The Proposed Transactions were the result of extensive discussions and negotiations by family members and their respective counsel and thus reflect an agreed-upon approach considering different interests and goals of all family members. In addition, in comparison to the alternative of shares being distributed under the Will, creation of revocable trusts permits Mr. Adams’ shares (and other assets) to be immediately transferred upon Mr. Adams’ death without the need for expensive and lengthy probate proceedings. Further, in comparison to the alternative of a voting agreement and irrevocable proxy, the use of a limited liability company for estate tax planning has more precedent and authority. There will also be more stability in shares held as a control block through a limited liability company (which requires an amendment to the Current Charter for the Class A Common Stock), compared to shares being held individually and subject to a voting agreement and irrevocable proxy (which could be effected without amending the Current Charter).
In the last few years, Immediate Family Members and their attorneys held discussions and considered possible actions to facilitate estate planning for Mr. Adams in a manner that would not result in loss of control of the Company by Mr. Adams’ Immediate Family Members. Although the Immediate Family Members were still continuing discussions during this period with respect to whether to pursue any transactions and the form of any such transactions, in general, they recognized that any transactions should facilitate changes to the estate plan of Mr. Adams without a loss of control of the Company by Immediate Family Members.
Considering the related party nature of the Class A Common Stock Amendment and the fact that certain directors, including Mr. Baker, have a conflict of interest in such matters, the Company engaged outside counsel to consider such matters on behalf of the Company. Also, upon being apprised of the family discussions in 2016, the Board determined to establish a special committee of directors who are disinterested and independent to represent, consider and advance the interests of stockholders other than Immediate Family Members in connection with the Class A Common Stock Amendment, as well as the Ancillary Amendment.
As a result, on October 10, 2016, following discussion, the Board adopted a resolution establishing a special committee of the Board to review, evaluate and negotiate the potential transactions (the “Special Committee”). The Special Committee is comprised of the following directors, each of whom is disinterested and independent: Letitia C. Hughes, James E. Poole and Steve W. Sanders. The Special Committee appointed Mrs. Hughes as Chairperson of such committee.

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Each of such persons (i) qualifies as independent under NASDAQ listing standards, (ii) is not an officer or employee of the Company, (iii) does not have any relationship with the Company or receive any compensation or other payment except in their capacity as directors and holders of Common Stock, and (iv) has no special interest in the potential transactions. Among other things, the resolutions adopted by the Board to establish the Special Committee authorized the Special Committee to, among other things:

•	Represent, consider and advance the interests of stockholders other than Immediate Family Members in connection with the potential transactions;

•
Review and, if the Special Committee determines that such action is advisable, negotiate the terms and conditions of the potential transactions with the Immediate Family Members (and any related agreements or documents);

•	Determine whether the final terms of the potential transactions are fair to and in the best interest of the stockholders other than Immediate Family Members;

•	Make recommendations to the Board in respect of the potential transactions, including but not limited to any recommendation to not proceed with the potential transactions;

•
Make recommendations to the Board that the Board take other actions or consider other matters that the Special Committee may determine are necessary or advisable or appropriate with respect to the potential transactions;

•	Approve any transaction (including but not limited to any transaction resulting in a person becoming an “interested stockholder”) for purposes of Section 203 of the Delaware General Corporation Law;

•	Approve any actions or agreements and other documents as the Special Committee deems advisable in connection with the exercise of its authority; and

•	Retain, at the Company’s expense, such legal, financial and other advisors and consultants or experts as the Special Committee may from time to time deem advisable in its sole discretion.
In the Board’s resolutions establishing the Special Committee, the Board also resolved that it would not approve the potential transactions without the prior favorable recommendation of the Special Committee.
The Board also authorized the following compensation to members of the Special Committee: Each member of the Special Committee is entitled to receive (i) as compensation for such member’s service on the Special Committee, an amount of $2,500 per month (with the chairperson of the Special Committee receiving an additional $500 per month), commencing with and including the month of October 2016, and (ii) reimbursement of all reasonable expenses that shall be incurred by such member in connection with such member’s service on the Special Committee.
The resolutions also confirmed that the members of the Special Committee shall be indemnified, and shall receive an advancement of expenses with respect to, any losses or expenses (including but not limited to attorney’s fees) incurred in any threatened, pending or completed action, suit or proceeding (i) brought against any such person by reason of his or her service as a member of the Special Committee or (ii) brought by any such person to enforce his or her rights pursuant to this resolution, in each case to the fullest extent permitted by law.
Discussions among the family members continued through the remainder of 2016 and throughout 2017. During this period, the Board, including members of the Special Committee, were apprised of the status of the possible transactions at meetings of the Board from time to time.
The Special Committee considered multiple law firms and ultimately engaged Winston & Strawn LLP in February 2018 to represent the Special Committee with respect to legal matters relating to the foregoing. Based on the recommendation of Winston & Strawn LLP, the Special Committee also engaged Potter Anderson Corroon LLP in

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February 2018 to represent the Special Committee with respect to Delaware legal matters. The fees and expenses of Winston & Strawn LLP and Potter Anderson Corroon LLP will be paid by the Company; provided, and as more fully explained below, Mr. Adams’ conservatorship will reimburse the Company for up to $750,000 in fees and expenses for the Special Committee.
The Special Committee also considered certain financial advisory firms and ultimately engaged Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) in March 2018 as the Special Committee’s financial advisor relating to certain financial matters. The Special Committee retained Houlihan Lokey based upon Houlihan Lokey's experience and reputation. Houlihan Lokey is a leading global independent investment bank regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. The Company has agreed to pay Houlihan Lokey a fixed fee for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fee was contingent upon any outcome.
In January 2018, the Immediate Family Members and their counsel concluded discussions among themselves on the approach desired for the potential transactions. In January 2018, Mr. Baker and Mrs. Adams and the Daughters and their respective counsel prepared a form of a possible Memorandum of Understanding (“MOU”) describing the proposed transactions (the “Proposed Transactions”) and the related draft agreements proposed to be entered into.
On January 25, 2018, Mr. Baker and Mrs. Adams, in their individual capacities and as co-conservators of the estate of Mr. Adams, the Daughters, and the children of Mrs. Adams, executed the MOU relating to the Proposed Transactions. The MOU provides that the actions and transactions contemplated by the MOU were contingent upon and would not be effective until the approval of the Special Committee, the Hinds County Chancery Court and the Board, and subject to changes proposed by the Special Committee, such Court and the Board. It also provides that none of the acts or transactions contemplated by the MOU shall be consummated or effected without first obtaining the approval thereof by the Special Committee, such Court and the Board, and no party thereto shall have a right to require performance of the MOU, and that there was no binding agreement, arrangement or understanding with respect thereto, unless and until such approval is obtained.
Following the execution of the MOU on January 25, 2018, information relating to the foregoing approach and draft documents were provided to representatives of Winston & Strawn LLP, as independent counsel to the Special Committee. Between February and May 2018, the Special Committee met telephonically sixteen times and also has had frequent conversations regarding the Proposed Transactions. The Special Committee sought advice from its advisors (i) in evaluating the benefits and disadvantages of the Company entering into the Charter Amendments versus maintaining the status quo and (ii) in assisting the Special Committee in its deliberations and negotiations with respect to the Charter Amendments and other documents related to the Proposed Transactions. The Special Committee considered, and received advice from its advisors on, the likely effects of the Charter Amendments the related documents on, among other things, our capital structure, share price, governance and management. Furthermore, the Special Committee reviewed and discussed other recent similar transactions effected by other controlled companies and considered the terms of those transactions.
The Special Committee and its advisors considered many different potential terms and structures for the Proposed Transactions, and engaged in extensive negotiations about the terms of the Proposed Transactions with the Immediate Family Members and their advisors. The Special Committee also consulted with our management and advisors with respect to the potential terms and structure for the Proposed Transactions. At all times, the Special Committee had the power to say “no” and the power to reject the Proposed Transactions, and the Board made it clear that it would not pursue the Proposed Transactions without the consent and recommendation of the Special Committee. Counsel to the Company had numerous discussions with representatives of Winston & Strawn LLP between January and April 2018 to facilitate the Special Committee’s work and consideration.
During the course of the negotiations, the Special Committee suggested several changes to the Proposed Transactions (some of which were utilized in other recent similar transactions), that Mr. Adams and the Immediate Family Members rejected for various reasons. The Immediate Family Members repeatedly expressed their belief that the agreements reached below were more than sufficient because the Charter Amendments would not actually change the group of

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individuals who may beneficially own Class A Common Stock, it would merely allow them to hold or own the shares indirectly through estate planning entities and arrangements.
Items Negotiated with the Special Committee. Throughout the course of negotiations, the Special Committee exercised its power and leverage to negotiate that the following changes/actions be included in the documents related to the Proposed Transactions:
Transaction Matters:

•
The Conservatorship will pay for the costs of the Special Committee relating to the transactions being considered at this time, including fees of counsel and the financial adviser to the Special Committee, up to $750,000.

Agreement Regarding Common Stock/Registration Rights/Right of First Refusal:

•
The registration rights will be for the benefit of the Daughters and Mrs. Adams (directly and/or indirectly through Permitted Transferees). Mr. Baker will not have the benefit of the registration rights.

•
The beneficiaries of the registration rights will have demand registration rights and rights to sell shares under Rule 144 or in any manner approved by the Special Committee (subject to a de minimis exception).

o
The Company will file a Form S-3 and register shares for sale by the Immediate Family Members and/or Permitted Transferees, and the Company will continue to maintain and renew this for such periods as approved by the Special Committee.

o
The Special Committee will have the authority to approve any future demands for takedowns from the registration statement, including the minimum number of shares to be included, how frequently takedowns may be permitted, and whether to require standstill agreements from the selling stockholders beyond what is required from the underwriters and, if so, the terms thereof.

o	The Special Committee will also have the authority from time to time, to approve sales under Rule 144 or any other manner approved by the Special Committee, subject to any underwriter lock up.

o
The Daughters (directly or indirectly) will have the right to include in any demand takedown any of their shares of Common Stock (but not Class A Common Stock) only as long as Immediate Family Members and/or Permitted Transferees continue to own shares that have at least a majority of the voting power of the Company.

o
The stockholders requesting registration and the Company will each pay 50% of the costs of the Company related to the sale of shares, including costs related to (i) the preparation and filing of a registration statement and (ii) the preparation of any offering documents, provided that if the Company determines to participate in any offering, it will pay 100% of the costs. The selling stockholders will pay any fees of underwriters relating to the sale of their shares, and the Company will pay the fees of underwriters relating to sales of any shares by the Company.

o
The price payable by the Company to purchase shares pursuant to the exercise of the right of first refusal will reflect a 6% discount to the then-current market price based on the 20 business-day volume weighted average price (VWAP), intended to reflect the all-in discount to the market price at which the shares could otherwise be expected to be sold in a marketed offering.

o
The Special Committee of independent and disinterested directors of the Company will have authority to approve (or disapprove) any share repurchase pursuant to the Company’s right of first refusal and any matter related thereto, including, without limitation: (x) the number of shares, if any, to be

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purchased by the Company; and (y) the amount of debt to be incurred by the Company in connection with any repurchase.

o	Certain other changes of a more technical nature were made to the Agreement Regarding Common Stock as set forth in the MOU.
Governance

•	The following Charter Amendments will be added:

o
All of the outstanding Class A Common Stock will automatically convert to Common Stock if: (a) less than 4,300,000 shares of Class A Common Stock, or (b) if less than 4,600,000 shares of Class A Common Stock and Common Stock in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees.

o	Once shares of Class A Common Stock are converted into Common Stock, the shares of Class A Common Stock will be retired and may not be reissued.

o
The classes of stock (Class A Common Stock and Common Stock) will be treated identically with respect to consideration in a merger or tender offer; dividends or other distributions (except pro rata subdivisions, combinations, stock splits or dividends where the Class A Common Stock would continue to have ten votes per share, rather than one vote per share of Common Stock); and distributions rights in the event of dissolution. Collectively, these provisions are intended to ensure that our minority shareholders are treated equally on economic matters.

•	The Company will adopt formal Corporate Governance Guidelines that will formalize the Company’s corporate governance procedures, and also include the following:

o
In order to ensure that there will be sufficient independent directors on the Board to serve on the Special Committee, the Corporate Governance Guidelines will require that at least three independent directors serve on the Board.

o
The Corporate Governance Guidelines will provide that Mr. Baker will meet with the Board of Directors from time to time, upon the reasonable request of the independent directors, to discuss succession planning.

During its review and negotiation of the Proposed Transactions, the Special Committee considered, among other things, the benefits and negative considerations discussed under the heading “Effects of the Class A Common Stock Amendment” below. In addition, the Special Committee recognized the possibility that a significant number of shares of the Company could potentially be sold by the Immediate Family Members into the open market following the death of Mr. Adams in order to pay for certain estate tax liabilities discussed below under the heading “Proposed Transactions.” Under the status quo, the Company does not have the right to be involved in the Immediate Family Members’ sale of shares. Throughout its negotiations of the Proposed Transactions, it was important to the Special Committee to negotiate the registration rights and right of first refusal outlined above in an attempt to manage the sale of shares of the Company into the market in an orderly manner following the death of Mr. Adams and to ultimately reduce the potential downward impact on the price of the Company’s stock that could occur as a result of the sale of large blocks of the Company’s stock.

The Special Committee believes that the documents related to the Proposed Transactions help achieve certain benefits to the Company and its stockholders, including by (i) providing for a more orderly disposition of the shares of the Company by the Immediate Family Members following the death of Mr. Adams, (ii) allowing the Company to repurchase the Immediate Family Members’ shares at a discount, (iii) adding a sunset provision to the Restated Charter whereby the Class A Common Stock, with ten votes per share, would convert into Common Stock, with one vote per share, if the equity ownership of the Immediate Family Members were to drop below a certain level, (iv) adding a provision to

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the Corporate Governance Guidelines that requires that at least three independent directors will serve on the Board, and (v) conferring certain other protections and benefits not available under the Current Certificate. The Special Committee made it clear to the Immediate Family Members that the above terms were essential to their being able to recommend that the Board approve the Proposed Transactions. The Immediate Family Members agreed to the Special Committee’s proposals. At the conclusion of negotiations, the Special Committee was satisfied that the terms of the Proposed Transactions were in the best interests of our Company and our minority stockholders. See “Effects of the Class A Common Stock Amendment” below.
The foregoing changes were reflected in the draft documents for the Proposed Transactions and an Amended and Restated MOU was executed on May 14, 2018.
Following negotiation with the Special Committee, Mrs. Adams and Mr. Baker, as co-conservators of the Conservatorship, petitioned the Chancery Court in Hinds County, Mississippi for approval of the Proposed Transactions. The Court approved the Proposed Transactions on May 23, 2018.
Following approval by the Hinds County Chancery Court, the Special Committee and the Board met on June 4, 2018 to consider the Proposed Transactions.

The Special Committee met with representatives of Winston and Strawn LLP to discuss the foregoing on June 4, 2018. Based on the foregoing and after consultation with Winston & Strawn LLP and Potter Anderson Corroon LLP regarding certain legal matters and consultation with Houlihan Lokey Capital, Inc., regarding certain financial matters, the Special Committee unanimously determined that it is advisable and fair to, and in the best interests of the stockholders (other than the Immediate Family Members) for the Special Committee to (i) approve and recommend that the Board approve the Proposed Transactions, the draft documents related to the Proposed Transactions (including the Charter Amendments) and the transactions contemplated thereby and (ii) approve and ratify and recommended that the Board approve and ratify the MOU and the transactions contemplated thereby.
The Board also met on June 4, 2018 to consider the Charter Amendments and Proposed Transactions. At that meeting, Mr. Baker and Mrs. Adams advised the Board that they were prepared to support the Charter Amendments and Proposed Transactions and intended to vote the shares held by them and by the Conservatorship in favor of the Charter Amendments and Proposed Transactions, if the Charter Amendments and Proposed Transactions are supported by the Special Committee and approved by the full Board.
All directors participated in the Board meeting, including Mr. Baker and all directors who are members of the Special Committee. In addition, representatives of Winston & Strawn LLP also participated in the Board meeting. At that meeting, the Special Committee advised the other directors that it had met separately and was prepared to make its recommendation to the Board.
Counsel for the Company advised the Board of the matters negotiated with the Special Committee and that approval of the Proposed Transactions was received from Hinds County Chancery Court with respect to the Conservatorship.
After receiving the unanimous recommendation of the Special Committee and following discussion, at the meeting on June 4, 2018, the Board:

•
determined that the Charter Amendments are in the best interests of the Company and in the best interests of each class of stockholders of the Company, including the holders of each of the Common Stock and Class A Common Stock;

•	adopted and approved and declared the advisability of the Charter Amendments; and

•	directed that the Charter Amendments be submitted to a vote of the stockholders at a special meeting of stockholders and recommended that stockholders vote to approve the Charter Amendments.

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In addition, the Board also unanimously approved the Proposed Transactions, including the MOU and the exhibits attached thereto, including approvals for purposes of Section 203 of the Delaware General Corporation Law, as discussed below.
Following the foregoing approvals, the documents attached as exhibits to the MOU will be executed and delivered following approval by the Special Committee and Board on June 4, 2018
A copy of the MOU describing the documents attached as exhibits thereto has been filed with the SEC on a Schedule 13D/A filed by certain Immediate Family Members and related parties on June 5, 2018. The following brief description of the Proposed Transactions is qualified by reference to the MOU filed on such Schedule 13D/A.
Proposed Transactions
As revised based on discussions with the Special Committee, the Proposed Transactions involve the following actions (share amounts are based on shares as of March 29, 2018, and the below description assumes the Class A Common Stock Amendment will be approved by stockholders and become effective):

•
Mr. Adams owns, through the Conservatorship, approximately 3.5 million shares of Class A Common Stock and approximately 10.0 million shares of the Common Stock that would otherwise pass under his Will (and approximately 0.6 million shares of Common Stock held by Mr. Adams’ in the Company’s KSOP that would pass to Mrs. Adams under an existing beneficiary designation). The Conservatorship will make certain gifts and create certain revocable trusts of which Immediate Family Members will be trustees and beneficiaries. Also, a limited liability company will be formed by Mr. Baker, Mrs. Baker and the Daughters’ Revocable Trust to hold shares of capital stock in the Company. This would be a multi-member limited liability company of which Mr. Baker would be the sole managing member. Following the completion of all Proposed Transactions, in his capacity as sole managing member, Mr. Baker would have voting control over the stock held by the limited liability company.

•
As a result of the Proposed Transactions, Mrs. Adams is expected to ultimately own a total of approximately 5.5 million shares of Common Stock following the death of Mr. Adams and certain other events. As previously mentioned, it is anticipated that Mrs. Adams would over time sell shares of Common Stock for financial diversification and as required for estate planning and liquidity needs. All of such 5.5 million shares would be subject to the Agreement Regarding Common Stock discussed and defined below.

•
Also as a result of the Proposed Transactions, after the death of Mr. Adams and certain other events, it is expected that the revocable trust in which the Daughters are beneficiaries and a related limited liability company will hold a total of approximately 6.6 million shares of Common Stock and 3.5 million shares of Class A Common Stock that are received from Mr. Adams’ estate, for a total of about 10.1 million shares. All such shares would be subject to the Agreement Regarding Common Stock discussed and defined below.

•
After the death of Mr. Adams, under current estate tax law, about 40% or more of the approximately 10.1 million shares, or about 4.0 million shares, of Company capital stock that are initially contributed to the revocable trust in which the Daughters are beneficiaries, and then to the limited liability company, would need to be sold in order to pay estate taxes and related costs. As a result, it is anticipated that about 4.0 million shares of the 6.6 million shares of Common Stock may need to be sold to pay estate taxes and related costs, along with some additional number of shares to be sold for liquidity for the Daughters and Mrs. Adams, within nine months following Mr. Adams’ death. (However, under current estate tax law, the estate of Mr. Adams may be able to elect to defer the payment of such tax over a period of up to 14 years.)

•
In addition to the possible sale of about 4.0 million of the approximately 6.6 million shares of Common Stock to finance the payment of estate taxes, the remaining approximately 2.6 million shares of Common Stock may be distributed and sold over time for the benefit of the Daughters for liquidity purposes. All of such 6.6 million shares of Common Stock would be subject to the Agreement Regarding Common Stock.

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•
Considering all of the above, it is currently anticipated that the Daughters’ would desire to sell a total of 4.0 million Common Shares for the payment of estate taxes and a total of 0.8 million shares for liquidity purposes, and that Mrs. Adams’ would desire to sell a total of 1.2 million Common Shares, in the initial takedown under a Company registration statement following Mr. Adams’ death, as described below.

In addition, the Proposed Transactions involve the following transactions with the Company:

•
The Company will enter into an Agreement Regarding Common Stock (“Agreement Regarding Common Stock”) that will cover the following parties: Mrs. Adams, the Daughters and certain related parties (collectively, the “Stockholder Parties”). A copy of the form of Agreement Regarding Common Stock has been filed by the Company on a Current Report on Form 8-K dated June 5, 2018. The above and following brief description of the Agreement Regarding Common Stock is qualified by reference to the form of agreement filed on such Form 8-K.

•
Pursuant to the Agreement Regarding Common Stock, the Stockholder Parties will agree to cooperate with the Company in any proposed transfer of shares of Common Stock that they own or will own and to ensure that all appropriate securities filings and reports are timely made. The agreement provides that if any Stockholder Party intends to sell any shares, such party would be required to give the Company a right of first refusal to purchase such shares. This agreement also provides that if the Company does not exercise its right of first refusal and purchase the shares offered, such Stockholder Party will be permitted to sell the shares pursuant to a takedown from a Company registration statement, Rule 144 under the Securities Act, or another manner of sale agreed to by the Company.

•
Pursuant to the Agreement Regarding Common Stock, the price payable by the Company to purchase shares pursuant to the exercise of the right of first refusal will reflect a 6% discount to the then-current market price based on the 20 business-day volume weighted average price (VWAP), intended to reflect the all-in discount to the market price at which the shares could otherwise be expected to be sold in a marketed offering.

•	The Agreement Regarding Common Stock provides registration rights to the Stockholder Parties for the sale of their shares of Company Common Stock after the death of Mr. Adams.

•
After the death of Mr. Adams, the Stockholder Parties may sell shares pursuant to the Agreement Regarding Common Stock. The Company requested and negotiated this agreement for its benefit for several reasons. This agreement includes a right of first refusal by the Company, which provides it with an opportunity to acquire a block of shares of Common Stock rather than pursuant to a more lengthy stock repurchase program. Subject to limitations on share repurchases in the Company’s credit agreements, if the Company does acquire shares pursuant to such right of first refusal, it may avoid having the purchased shares being sold into the market, which could have an adverse effect on the stock market and volatility of the Company Common Stock. If the Company repurchases shares, this would increase earnings per share and dividends per share to the remaining stockholders. In addition, even if the Company does not acquire any shares offered, the Company negotiated valuable rights in the agreements relating to the orderly and lawful sale of such shares by the Selling Stockholders.

•
As negotiated with the Special Committee, in the event the Company receives a right of first refusal notice, the Special Committee would review and approve (or disapprove) any share repurchase pursuant to the Company’s right of first refusal and any matter related thereto, including, without limitation: (i) the number of shares, if any, to be purchased by the Company; and (ii) the amount of debt to be incurred by the Company in connection with any repurchase.

Effects of the Class A Common Stock Amendment
The Special Committee and our Board believe that the Class A Common Stock Amendment is advisable and in the best interests of the Company and our stockholders (other than the Immediate Family Members as to whom no determination is made). The Special Committee and our Board believe that the potential advantages of the Proposed Transactions

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include, but are not limited to, the factors listed below. These factors are not intended to be exhaustive, but include material factors considered by the Special Committee and our Board in deciding to proceed with the Proposed Transactions. In light of the variety of factors considered, neither the Special Committee nor the Board found it practicable to, and did not, quantify or otherwise assign relative weights to the advantages, disadvantages or other considerations, although the following factors were considered important in their decision. With respect to the benefits relating to the Company continuing as a controlled company, although continued control is facilitated by the Class A Common Stock Amendment, continued control could also be retained without the Class A Stock Amendment because, as noted above, estate planning for Mr. Adams could be effected in a manner that permits the Immediate Family Members to continue to control the Company without amending the Current Charter.
Potential Benefits, Advantages or Positive Considerations of Class A Common Stock Amendment

•
On-Going Relationship with the Immediate Family Members. The Board and the Special Committee determined that the Class A Common Stock Amendment would further an on-going collaborative relationship between the Company and the Immediate Family Members. As explained above, the changes proposed in the Class A Common Stock Amendment would enable the family to hold the Class A Common Stock in a manner that avoids the lengthy and expensive probate proceedings that would otherwise follow Mr. Adams’ death and enable the family to hold the Class A Common Stock through an ownership structure that may have certain tax benefits.  The changes that would be effected by the Class A Common Stock Amendment are therefore an accommodation for the Immediate Family Members’ estate planning objectives without affecting their control of the Company.

•
The Class A Common Stock Amendment and related transactions were negotiated with and approved by the Special Committee, which was composed of independent and disinterested directors, and was advised by its own legal counsel and its own financial advisor. Considering the related party nature of the matters being considered and the fact that certain directors, including Mr. Baker, have a conflict of interest in such matters, the Board established the Special Committee, composed of disinterested and independent directors, to represent, consider and advance the interests of stockholders other than Immediate Family Members in such matters. The Special Committee reviewed, evaluated, negotiated and approved the Class A Common Stock Amendment and related transactions.

•
Additional Benefits Obtained by the Special Committee. As a result of discussions with the Special Committee and its representatives, the Immediate Family Members agreed to support the governance and other changes described above under “Background - Items Negotiated with the Special Committee.”

Potential Disadvantages or Negative Considerations of Class A Common Stock Amendment

•
Certain persons have an interest in the Class A Common Stock Amendment that is not shared by other stockholders. Immediate Family Member have interests in the Class A Common Stock Amendment that may be different from, or in addition to, the interests of other holders of Common Stock because the Class A Common Stock Amendment will facilitate the estate planning objectives of the Immediate Family Members, which include potential tax benefits to the Immediate Family Members. Mr. Baker is an Immediate Family Member. Stockholders are urged to carefully study and consider the Class A Common Stock Amendment and related transactions in light of the interests of certain persons in the Class A Common Stock Amendment that are different from the interests of stockholders generally. However, as discussed above, due to this conflict of interest, the Board established the Special Committee, composed of disinterested and independent directors, to represent, consider and advance the interests of stockholders other than Immediate Family Members in such matters, and the Special Committee reviewed, evaluated, negotiated and approved the Class A Common Stock Amendment and related transactions.

Relative Positive and Negative Considerations of Remaining a Controlled Company

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Even though the Company will continue to be a controlled company after the governance changes, the Special Committee determined to recommend the Class A Common Stock Amendment because the relative positive and negative considerations of being a controlled company would remain unchanged.
Potential Benefits, Advantages or Positive Considerations of Remaining a Controlled Company

•
The Company will retain corporate governance and regulatory benefits and flexibility available to controlled companies. The SEC and NASDAQ have recognized that it is not necessary or appropriate to require a controlled company to have the same corporate governance requirements or regulatory requirements as non-controlled companies. A controlled company structure allows a company’s corporate governance to be less complex. A less complicated governance structure allows management to focus more on operating the business and less on corporate governance and regulatory matters.

•
The Company will continue to be less subject to short-term earnings pressures and can continue to focus more on long-term stockholder value. Our management team is focused on long-term goals, which is especially important given the cyclical nature of the egg production industry. As a controlled company with a dual-class structure, we are able to continue to emphasize long-term growth while being less subject to short-term pressures from investors or analysts. The Proposed Transactions will facilitate the continuation of our current structure, which the Special Committee and our Board believe has served us well by enabling us to continue to focus on pursuing our mission and meet the long-term best interests of our stockholders.

•
The Company may continue to avoid vulnerability to opportunistic takeover attempts. Non-controlled companies can be subject to unsolicited takeover attempts at any time. In such cases, the directors may be placed under pressure to sell and may determine to sell the company during an industry downturn or at another time that is not optimal for a sale, which is also of particular importance to the Company because it is in a very cyclical business. A controlled company cannot be sold without the approval of the controlling stockholder.

•
The Company may continue to mitigate management succession risk and employee turnover, and facilitate the stability and continuity of management, employees and strategy. Nearly 10% of the Company’s employees have been with the Company for over 20 years. The Company believes that it has greater management and employee retention and loyalty, and lower management and employee turnover, as a controlled company due to its consistent, long-term corporate culture, and that this allows for higher productivity and lower costs.

•
There is more stability in shares held as control block through a limited liability company, compared to shares being held individually and subject to a voting agreement and irrevocable proxy. A voting agreement and irrevocable proxy would permit the Immediate Family to retain control without an amendment to the Current Charter or the need for Board action or stockholder approval. However, there is more certainty and stability in shares held as control block through a limited liability company (which requires an amendment to the Current Charter for the Class A Common Stock), rather than individually and subject to a voting agreement and irrevocable proxy. Additionally, the Class A Common Stock Amendment will not expand or change the group of individuals who may beneficially own Class A Common Stock, it would merely allow them to hold or own the shares indirectly through estate planning entities and arrangements.

Potential Negative Considerations of Remaining a Controlled Company.

•
Under the Company’s dual class capital structure (which will remain in place whether or not the Class A Common Stock Amendment is effected), the voting power of the Immediate Family Members does not reflect their equity interest in the Company. Due to the Company’s dual class capital structure, the percentage of voting power of the Immediate Family Members as the Company’s controlling stockholders is greater than their proportionate equity interest in the Company, and the voting power of other stockholders is less than their proportionate equity interest in the Company. The Company has had a dual class capital structure since it first became public and the Company has not given any expectation to stockholders that this would change.

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•
The control of the Company by Immediate Family Members may have a continued anti-takeover effect. Whether or not the Class A Common Stock Amendment is effected, Immediate Family Members will continue to control the Company. In particular, all of the outstanding Class A Common Stock is currently held and would continue to be held by Immediate Family Members (or, if the Class A Common Stock Amendment is effected, directly or through their Permitted Transferees). By virtue of the Class A Common Stock as well as Common Stock that they hold, Immediate Family Members have the voting power to elect all of the directors of the Company (subject to the right of other shareholders to cumulate votes), and control a majority of the voting power of the Company with respect to matters other than the election of directors. This may make an unsolicited acquisition of the Company more difficult and may discourage certain types of transactions involving a change of control, as more fully discussed below under “Control by Immediate Family Members, Anti-Takeover Considerations and Conflict of Interests.” However, the Company has been a controlled company since it first became public and the Company has not given any expectation to stockholders that this would change.

•
Because the Company will continue to be controlled by the Immediate Family Members, the trading prices for the Common Stock might be lower than they otherwise would be. A dual class capital structure and/or a controlling stockholder may negatively affect the decision by certain institutional investors to purchase or hold shares of Common Stock. The holding of low vote stock, such as our Common Stock, may not be permitted by the investment policies of certain institutional investors. Also, a dual class capital structure and/or the existence of a controlling stockholder may make an investment in a company less attractive to the portfolio managers of certain institutional investors. In addition, companies with a dual class capital structure and/or controlling stockholder, compared to companies with a single class of common stock or no controlling stockholder, generally receive lower ratings and more negative recommendations from proxy advisory firms such as Institutional Shareholder Services (ISS), which may reduce interest in an investment in the Company. The foregoing could cause the trading prices for the Common Stock to be lower than they otherwise would be if the Company did not have a dual class capital structure or controlling stockholder. However, the Company has had a dual class capital structure and controlling stockholder since it first became public and the Company has not given any expectation to stockholders that this would change.

Stockholder Action being Requested
The Board has determined it to be in the best interests of the Company and its stockholders to adopt the following resolution to amend the Current Charter to adopt the Class A Common Stock Amendment. At least a majority of the total voting interest of the Company’s outstanding capital stock and 66-2/3% of the Company’s outstanding Class A Common Stock must be voted in favor of the Class A Common Stock Amendment in order for the Class A Common Stock Amendment to be approved.
At the Special Meeting, the stockholders will be asked to adopt the following resolution: RESOLVED, that Article Four of the Company’s Certificate of Incorporation, as amended, be and is hereby amended by the changes identified as the Class A Common Stock Amendment in Appendix A to this Proxy Statement.
Because the Immediate Family Members hold more than a majority of the total outstanding voting power of our capital stock, including 100% of the Class A Common Stock as of the record date, the Immediate Family Members have the power to approve the adoption of the Class A Common Stock Amendment without the affirmative vote of any other stockholder.
A vote in favor of the Class A Common Stock Amendment will also be deemed to constitute approval of the filing of the Restated Charter enacting the Class A Common Stock Amendment, along with the Ancillary Amendment if that is approved.
Other Matters
If the Class A Common Stock Amendment is approved by the requisite vote of stockholders, it is expected that the Company will promptly file the Restated Charter, which will include the Class A Common Stock Amendment (and the Ancillary Amendment, if adopted by stockholders) with the Delaware Secretary of State. The Class A Common Stock Amendment will be effective on such filing.

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The Company does not believe that its financial statements and financial information are material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the Class A Common Stock Amendment and related matters.
After due consideration, the Board has concluded that it is in the best interests of the Company’s stockholders to adopt the Class A Common Stock Amendment.
The Board unanimously recommends a vote “FOR” the Class A Common Stock Amendment in Proposal No. 1.
PROPOSAL NO. 2: ANCILLARY AMENDMENT
General
Our Board has approved, declared advisable and is recommending that stockholders approve the Ancillary Amendment at the Special Meeting. The following discussion is qualified in its entirety by reference to the proposed Restated Charter reflecting the Ancillary Amendment, a copy of which is attached hereto in Appendix A. Appendix A is marked to show the proposed changes that would be made by the Ancillary Amendment.
Description and Purpose of the Ancillary Amendment
As discussed above, the Board approved the Class A Common Stock Amendment to the Current Charter. In connection therewith, considering that the Class A Common Stock Amendment must be submitted for approval by stockholders, the Board also determined that it would be advisable to take the opportunity to review and update and clean up the Current Charter for provisions that are out-of-date, obsolete or inoperative and to correct one typographical error and submit this for approval by stockholders at the same time.
Effects of the Ancillary Amendment
If the Ancillary Amendment is approved by the requisite vote of stockholders, the Ancillary Amendment will become effective after the Restated Charter including the Ancillary Amendment is filed with the Delaware Secretary of State. In such event, the Ancillary Amendment will update and amend certain provisions that are out-of-date, obsolete or inoperative and to correct one typographical error as set forth on Appendix A.
The Ancillary Amendment will not make any substantive changes or affect any stockholders differently. The Ancillary Amendment will only make certain minor, non-substantive changes and clarifications to update and clean-up the Current Charter for provisions that are out-of-date, obsolete or inoperative and to correct one typographical error.
The Ancillary Amendment will update and amend the following provisions in the Current Charter, as indicated on Appendix A:

•
The following typographical error under “Common Stock” would be corrected as marked: “Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the ~~Class A~~ Common Stock are issued and outstanding.” This language is correct under “Class A Common Stock” in the Current Charter, and was correct under “Common Stock” in the original certificate of incorporation filed in connection with the Company’s initial public offering in 1996. However, this became incorrect under “Common Stock” due to a typographical error in connection with amendments made in 2004. The changes would simply reverse and correct the typographical error, and make the language correct and consistent with the language under “Class A Common Stock.”

•
The first paragraph under “Common Stock” and the first paragraph under “Class A Common Stock” in Section 4 of the Current Charter would be deleted. These paragraphs previously effected a stock split of the Company’s

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capital stock. Because this was previously effected, these paragraphs are no longer operative and are proposed to be deleted.

•
The fourth paragraph after the introductory language of Section 6 of the Current Charter would be deleted. This paragraph authorizes the Board to designate committees of the Board. However, this language has become outdated because, since the adoption of this provision, the Delaware General Corporation Law has been amended to provide boards of directors with greater flexibility with respect to how committees may be established and the authority that may be delegated to committees. Among other things, the amendments to the Delaware General Corporation Law enable boards to form committees by whatever default vote governs the taking of other board actions. In contrast, the Current Charter requires that committees be formed by the vote of a majority of the whole Board. Removing the committee provisions in the Current Charter will enable our Board to take action to avail itself of this greater flexibility. Accordingly, this paragraph is proposed to be deleted.

•
The fifth paragraph after the introductory language of Section 6 of the Current Charter would be deleted. This provision specifies that the Company may sell, lease or exchange all or substantially all of its property and assets upon terms determined by the Board and “when and as authorized by the stockholders in accordance with statute.” Because Section 271 of the Delaware General Corporation Law sets forth detailed provisions regarding when stockholder approval is required for the Company to sell, lease or exchange all or substantially all of its assets, the provision in the Current Charter is unnecessary.

•	Certain other miscellaneous minor, non-substantive changes were made such as adding introductory language and headings, making clarifications and conforming style and tense, as marked on Appendix A.
Stockholder Action being Requested
As discussed above under “Proposal 1—Class A Common Stock Amendment,” the Special Committee unanimously determined that the Charter Amendments are in the best interests of the Company and in the best interests of the holders of Common Stock (other than Immediate Family Members and their affiliates) and are advisable, and recommended that the Board approve the Charter Amendments and submit the Charter Amendments for approval by our stockholders.
Considering the foregoing matters, the Board has determined it to be in the best interests of the Company and its stockholders to adopt the following resolution to amend and restate the Current Charter to adopt the Ancillary Amendment. At least a majority of the total voting power of the Company’s outstanding capital stock must be voted in favor of the Ancillary Amendment in order for the Ancillary Amendment to be approved.
At the Special Meeting, stockholders will be asked to adopt the following resolution: RESOLVED, that the Company’s Certificate of Incorporation, as amended, be and is hereby amended and restated by the changes identified as the Ancillary Amendment in Appendix A to this Proxy Statement.
Because the Immediate Family Members hold more than a majority of the total outstanding voting power of our capital stock as of the record date, the Immediate Family Members have the power to approve the adoption of the Ancillary Amendment without the affirmative vote of any other stockholder.
A vote in favor of the Ancillary Amendment will also be deemed to constitute approval of the filing of the Restated Charter enacting the Ancillary Amendment, along with the Class A Common Stock Amendment if that is approved by stockholders. All prior amendments to the Current Charter would also be integrated into the Restated Charter.
Other Matters
If the Ancillary Amendment is approved by the requisite vote of stockholders, it is expected that the Company will promptly file the Restated Charter, which will include the Ancillary Amendment (and the Class A Common Stock Amendment, if adopted by stockholders) with the Delaware Secretary of State. The Ancillary Amendment will be effective on such filing.

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The Company does not believe that its financial statements and financial information are material for the exercise of prudent judgment with respect to the decision whether to vote for adoption of the Ancillary Amendment and related matters.
After due consideration, the Board has concluded that it is in the best interests of the Company’s stockholders to adopt the Ancillary Amendment.
The Board unanimously recommends a vote “FOR” the Ancillary Amendment in Proposal No. 2.

DESCRIPTION OF CAPITAL STOCK
The amount of capital stock which the Company is authorized to issue is 124,800,000 shares, consisting of (a) 120,000,000 shares of Common Stock with a par value of One Cent ($.01) per share and (b) 4,800,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share.
As of the record date for the Special Meeting, there were outstanding [43,733,421] shares of Common Stock and 4,800,000 shares of Class A Common Stock.
The following describes the capital stock under the Current Charter, and indicates changes that would be made in the Restated Charter by the Charter Amendments.
Voting Rights
Holders of shares of capital stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Common Stock entitled to one vote and each share of Class A Common Stock entitled to ten votes. Holders of capital stock have the right of cumulative voting in the election of directors. Cumulative voting means that each stockholder is entitled to cast as many votes as he or she has the right to cast (before cumulating votes), multiplied by the number of directors to be elected.
Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of capital stock is required to approve, among other things, any amendment to the certificate of incorporation that would alter or change the powers, preferences or special rights of such class so as to affect such class adversely.
In addition, under the Current Charter, as long as any of the shares of the Class A Common Stock are outstanding, the consent of not less than 66 2/3 % of the total shares of Class A Common Stock outstanding are required to (1) alter or change the rights and privileges of Class A Common Stock; (2) to amend any provision of Paragraph 4 of the Current Charter affecting the Class A Common Stock or (3) effect any re-classification or re-capitalization of the Company’s capital stock.
The Charter Amendments will not make any changes to the foregoing voting rights and the Restated Charter will continue to reflect the foregoing voting rights.
Dividends
Holders of shares of capital stock are entitled to receive such dividends as may be declared by our Board out of funds legally available for such purpose.
No dividend or distribution may be declared and paid upon the shares of Class A Common Stock unless concurrently therewith a dividend and distribution is also declared and paid upon the shares of Common Stock. Any cash dividend or distribution payable upon the shares of Class A Common Stock shall be in an amount equal to any cash dividend or distribution declared and paid upon the Common Stock on a per share basis.

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Also, no stock dividend may be declared and paid in Class A Common Stock unless the dividend is payable only to the holders of Class A Common Stock and a dividend payable to Common Stock is declared and paid concurrently in respect of outstanding shares of Common Stock in the same number of shares of Common Stock per outstanding share.
The Charter Amendments will not make any changes to the foregoing dividend provisions and the Restated Charter will continue to reflect the foregoing dividend provisions.
Ownership of Class A Common Stock
The Class A Common Stock may only be issued to Fred R. Adams, Jr., and members of his immediate family, including his spouse, his natural children, his sons-in-law and his grandchildren. In the event any share of Class A Common Stock, by operation of law or otherwise is, or shall be deemed to be owned by any person other than Mr. Adams or a member of his immediate family, the Class A Common Stock shall automatically convert into Common Stock, whereby the voting power of such stock would be reduced from ten votes per share to one vote per share. Also, shares of Class A Common Stock shall be automatically converted into Common Stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A Common Stock is transferred, by any means, to any person other than Mr. Adams or a member of his immediate family.
As discussed under “Proposal 1 – Class A Common Stock Amendment,” the foregoing provision is proposed to be amended and expanded to permit Class A Common Stock to be transferred to or held by Permitted Transferees of the Immediate Family Members, to facilitate estate planning for Mr. Adams.
Other Provisions
The holders of Common Stock and Class A Common Stock are not entitled to preemptive or subscription rights.
No class of capital stock may be combined or subdivided unless the other classes of capital stock are combined or subdivided in the same proportion.
Each share of Class A Common Stock is convertible, at the option of its holder, into one share of Common Stock at any time.
In addition, pursuant to negotiations with the Special Committee, the Class A Common Stock Amendment was revised to add certain other features. This includes:

•
a sunset provision pursuant to which all of the outstanding Class A Common Stock will automatically convert to Common Stock if: (a) less than 4,300,000 shares of Class A Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees, or (b) if less than 4,600,000 shares of Class A Common Stock and Common Stock, in the aggregate, are beneficially owned by Immediate Family Members and/or Permitted Transferees;

•	a provision providing that once shares of Class A Common Stock are converted into Common Stock, the shares of Class A Common Stock will be retired and may not be reissued; and

•
provisions providing or clarifying that the Class A Common Stock and Common Stock will be treated identically with respect to consideration in a merger or tender offer, dividends or other distributions (except pro rata stock splits or dividends where the Class A Common Stock would continue to have ten votes per share, rather than one vote per share like Common Stock), and distribution rights in the event of dissolution.

The number of shares of Common Stock into which the shares of Class A Common Stock may be converted is subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Company or consolidation or merger of the Company with or into another corporation. Each share of the Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets or both as are issuable or distributable in respect to the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation or merger. In any such case,

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appropriate adjustments shall be made by the Board with respect to the rights and interests thereafter of the holders of Class A Common Stock such that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be possible in relation to any securities or other assets thereafter deliverable upon conversion of the Class A Common Stock.
CONTROL BY IMMEDIATE FAMILY MEMBERS, ANTI-TAKEOVER CONSIDERATIONS AND CONFLICTS OF INTEREST
General
Immediate Family Members, including Mr. Adams, Mrs. Adams, Mr. Baker and his spouse, beneficially own all of the 4.8 million outstanding shares of Class A Common Stock, representing 52.3% of the total voting power, and approximately 12.8 million shares of Common Stock, representing 13.9% of the total voting power. Such persons possess in the aggregate 66.2% of the total voting power of the outstanding shares of our Common Stock and Class A Common Stock, based on shares held through the Conservatorship and shares held by such persons individually.
Based on the foregoing beneficial ownership of our outstanding capital stock by Immediate Family Members, we are a “controlled company,” as defined by NASDAQ listing standards. Accordingly, we are exempt from certain requirements of NASDAQ’s corporate governance listing standards, including the requirement to maintain a majority of independent directors on our board of directors and the requirement to establish a compensation committee and nominating committee of the Board composed solely of independent directors.
Delaware law provides that the holders of a majority of the voting power of shares entitled to vote must approve certain fundamental corporate transactions such as a merger, consolidation and sale of all or substantially all of a corporation’s assets. Immediate Family Members currently hold a majority of the voting power of all shares of capital stock of the Company and this would continue if the Charter Amendments become effective. Accordingly, a merger, consolidation, sale of all or substantially all of the assets or other business combination or transaction involving the Company, which requires a stockholder vote, cannot currently be effected without the approval of the Immediate Family Members, and this would not be changed by the Charter Amendments.
As a result, majority control may make an unsolicited acquisition of the Company more difficult and discourage certain types of transactions involving a change of control of our Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current market prices.
Also, the controlling ownership of our capital stock by Immediate Family Members may adversely affect the market price of our Common Stock, due in part to lack of speculation that there may be a change in control.
The issuance and ownership of the Class A Common Stock is restricted. Certain provisions of the Current Charter provide that any shares of Class A Common Stock, with ten votes per share, transferred to or held by any person other than any Immediate Family Members, will be converted into Common Stock, with one vote per share. Although the group of persons who may hold Class A Common Stock without resulting in such a conversion is proposed to be amended and expanded under Proposal 1 above, this would not permit Class A Common Stock to be transferred to or held by persons other than Immediate Family Members and their Permitted Transferees.
Accordingly, the Class A Common Stock Amendment will not facilitate a transfer of control to an unrelated third party.
The Class A Common Stock Amendment was proposed by the Immediate Family Members to facilitate estate planning for Mr. Adams.
Pursuant to the Conservatorship, Mr. Baker and Mrs. Adams currently have the exclusive power to vote or direct the voting of such shares received from Mr. Adams’ estate. While they also have dispositive power over such shares, disposition of such shares may require court approval in accordance with Mississippi conservatorship laws. Upon the transfers of shares to the trusts and limited liability company as described herein, the Company will continue to be controlled by Mrs. Adams and Mr. Baker, acting jointly as co-trustees of revocable trusts, through the limited liability company.

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Following the death of Mr. Adams and upon the completion of all transactions as contemplated, there will be a change in control of the Company from Mrs. Adams and Mr. Baker, acting jointly, to Mr. Baker, acting individually and as the sole Managing Member of the limited liability company. As a result of the foregoing transactions, Mr. Baker will obtain voting power over 100% of the Class A Common Stock, currently representing 52.3% of the total voting power of the Company’s capital stock (without considering shares of Common Stock over which Mr. Baker will also have voting power due to ownership or other arrangements). Accordingly, following all of the transactions as contemplated, Mr. Baker will have control of a majority of the voting power of the Company through his control over the voting power of all of the outstanding shares of Class A Common Stock.
Delaware Anti-Takeover Law
We are subject to Section 203 (“Section 203”) of the Delaware General Corporation Law. Under this provision, we may not engage in any “business combination” with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

i.	prior to that date our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

ii.
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

iii.
on or following that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include, subject to limited exceptions:

i.	any merger or consolidation involving the corporation and the interested stockholder;

ii.	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

iii.	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

iv.
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

v.	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law. The Current Charter does not include an election that the Company is not subject to Section 203. Accordingly, the Company would be subject to Section 203 in the event of a business combination. This would not be changed by the Charter Amendments.
However, considering the possible broad application of Section 203 to certain aspects of the Proposed Transactions, in connection with its approval of the Charter Amendments, the Board also approved the Proposed Transactions for purposes of Section 203, as discussed above under “Proposal 1—Class A Common Stock Amendment—Background.”
Other Considerations

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The MOU provides that, in the event the revocable trust in which the Daughters are beneficiaries decides to make a bona fide sale of all or substantially all of the shares of stock in the Company held by such trust to a purchaser at any time within five years following Mr. Adams’ death, then the revocable trust established for the benefit of Mrs. Adams or its successors shall be given notice and have the right and option to participate in the sale of all or a portion of its shares of stock in the Company upon the same terms. Notwithstanding the foregoing, however, no notice shall be required to be given under any individual or trust that does not own at least 400,000 shares of Common Stock.
In addition to the foregoing considerations, stockholders should be aware that the following directors of the Company have an interest in the Class A Common Stock Amendment as officers and employees and are not independent: Mr. Baker, Chairman of the Board and Chief Executive Officer; Timothy A. Dawson, Vice President – Chief Financial Officer, Treasurer, and Secretary; and Sherman L. Miller, President and Chief Operating Officer. In addition, Mr. Baker is an Immediate Family Member.

STOCKHOLDER PROPOSALS
The deadline to submit stockholder proposals for the 2018 Annual Meeting, to be considered for inclusion in the Company’s proxy materials, was May 4, 2018 and has passed. Stockholders may no longer submit proposals for inclusion in the Company’s proxy materials for the 2018 Annual Meeting. Stockholders wishing to present a proposal at the 2018 Annual Meeting without having the proposal included in the Company’s proxy materials must submit the proposal in writing to the Company’s Secretary, at the above address, by July 18, 2018. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

OTHER MATTERS
The Board is not aware of any other matters which may come before the Special Meeting. However, if any other matters are properly brought before the meeting, the proxies named in the enclosed proxy will vote in accordance with their best judgment on such matters.
Holders of Common Stock are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States.
By order of the Board of Directors,

Timothy A. Dawson
Secretary
Jackson, Mississippi
[________ __], 2018

APPENDIX A
~~COMPOSITE~~SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAL-MAINE FOODS, INC.

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Cal-Maine Foods, Inc., a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1969.
SECOND:  This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
THIRD:  This Second Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
The Corporation hereby restates and integrates and further amends the Amended and Restated Certificate of Incorporation, as amended, of the Corporation by revising such document in its entirety as follows:
1.    The name of the Corporation is CAL-MAINE FOODS, INC.
2.    The name of its registered agent is The Corporation Trust Company. The address of ~~its~~such registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. ~~The name of its registered agent at such address is The Corporation Trust Company.~~
3.    The nature of the business or purposes to be conducted or promoted is:
To raise, produce, or otherwise acquire, invest in, own, hold, use, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, trade, deal in and deal with any and all kinds of animals and agricultural products, and manufacture, produce, purchase, or otherwise acquire, invest in, own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, deal in, and deal with any and all articles or things manufactured, produced, resulting, or derived in whole or in part from animals or agricultural products of any kind, whether to be used as food or in commerce, manufacture, the sciences, the arts or otherwise.
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by an corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privilege of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable of the preservation, protection, improvement and enhancement in value thereof.

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To borrow or raise moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated.
In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Second Amended and Restated Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.
4.    The amount of capital stock which the Corporation is authorized to issue shall be 124,800,000 shares of Capital Stock and shall consist of (a) 120,000,000 shares of Common Stock with a par value of One Cent ($.01) per share and (b) 4,800,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share.
No holder of Capital Stock of the Corporation shall have any pre-emptive right to subscribe to any stock of the Corporation or to any security convertible into stock of the Corporation.
The designations, preferences, privileges, and voting powers of the aforesaid classes of stock of the Corporation and the restrictions, limitations, and qualifications thereof are as follows:
COMMON STOCK
~~Each share of Common Stock of the Corporation of the par value of one cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the close of business on the date this Amended and Restated Certificate of Incorporation becomes effective (the “Effective Time”) is hereby reclassified and changed into Two (2) fully paid and non-assessable shares of Common Stock of the Corporation of the par value of one cent ($.01) each, (the “Common Stock”) and each holder of record of a certificate for one or more shares of the Common Stock of the par value of one cent ($.01) of the Corporation as of the Effective Time shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing one (1) additional share of Common Stock for each one share of such Common Stock represented by the certificate of such holder.~~
At all elections of directors of the Corporation, each holder of the Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.
Except for the right of cumulative voting in relation to the election of directors as set forth above, the holders of the Common Stock shall be entitled to one vote per share of Common Stock.
~~The~~Except as otherwise provided herein or required by law, the Common Stock and the Class A Common Stock of the Corporation of the par value of one cent ($.01) referred to under “Class A Common

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Stock” below (the “Class A Common Stock”) shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.
Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the ~~Class A~~ Common Stock are issued and outstanding.
~~Dividends and distributions may be declared, paid and made upon the Common Stock as from time to time determined by the Board of Directors of the Corporation and may be paid upon the Common Stock out of any source at the time lawfully available for the payment of dividends or distributions.~~
Except as otherwise provided herein or required by applicable law, shares of Common Stock and Class A Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.
Shares of Common Stock and Class A Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors of the Corporation out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Capital Stock (or rights to acquire such shares), then holders of Common Stock shall receive shares of Common Stock (or rights to acquire such shares, as the case may be) and holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Common Stock and Class A Common Stock receiving, on a per share basis, an identical number of shares of Common Stock or Class A Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors of the Corporation may pay or make a disparate dividend or distribution per share of Common Stock or Class A Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
~~The~~Shares of Common Stock ~~shall not be combined or subdivided unless at the time there is a proportionate combination or subdivision of the~~or Class A Common Stock~~. If the Class A Common Stock is combined or subdivided, a proportionate combination or subdivision of the Common Stock shall be made at the same time.~~ may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Common Stock and Class A Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
Upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Common Stock and Class A Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, each voting separately as a class.
In the event of (i) a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon, (ii) a tender or exchange offer to acquire any shares of Common Stock or Class A Common Stock by an third party pursuant to an agreement to which the Corporation is a party, or (iii) a tender or exchange offer to

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acquire any shares of Common Stock or Class A Common Stock by the Corporation, holders of the Common Stock and the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form and amount of consideration on a per share basis.
CLASS A COMMON STOCK
~~Each share of Class A Common Stock of the Corporation of the par value of one cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the Effective Time is hereby reclassified and changed into two (2) fully paid and non-assessable shares of Class A Common Stock of the Corporation of the par value on one cent ($.01) (the “Class A Common Stock” herein) each, and each holder of record of a certificate for one or more shares of Class A Common Stock of the Corporation of the par value of one cent ($.01) as of the Effective Time shall be entitled to receive as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing one (1) additional share of Class A Common Stock for each one share of such Class A Common Stock represented by the certificate of such holder.~~
At all elections of directors of the Corporation, each holder of the Class A Common Stock shall be entitled to as many votes as shall equal the number of votes which, except for such provisions as to cumulative voting, he would be entitled to cast for the election of directions with respect to his shares of stock multiplied by the number of directors to be elected and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he sees fit.
Except for the right of cumulative voting in relation to the election of directors as set forth above, each share of Class A Common Stock shall have ten votes per share on all matters that may be submitted to a vote or consent of the shareholders.
~~The~~Except as otherwise provided herein or required by law, the Common Stock and the Class A Common Stock shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.
Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding, and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the Common Stock are issued and outstanding.
~~No dividend may be declared and paid in Class A Common Stock unless the dividend is payable only to the holders of Class A Common Stock and a dividend payable to Common Stock is declared and paid concurrently in respect of outstanding shares of Common Stock in the same number of shares of Common Stock per outstanding share.~~
The holders of record of Class A Common Stock may at any time convert any whole number or all of such holder’s shares of Class A Common Stock into fully paid and non-assessable shares of Common Stock of the Corporation at the rate (subject to adjustment as hereinafter provided) of one share of Common Stock for each share of Class A Common Stock converted. Such conversion shall be effected by the holder of Class A Common Stock surrendering such Class A Common Stock certificate or certificates to be converted, duly endorsed, at the office of the Corporation or at any transfer agent for the Corporation or for the Class A Common Stock together with a written election to the Corporation at such office that the holder thereof elects to convert all or the specified number of shares of Class A Common Stock into Common Stock and specifying the name or names in which the holder desires the certificate or certificates for such shares of Common Stock to be issued. Upon conversion, the Corporation shall issue and deliver to such holder or holders, nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made at the close of business on the day of presentation for conversion and the person or persons entitled to receive the shares of Common Stock as a result of such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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Before any shares of Common Stock shall be delivered upon conversion, the holders of shares of Class A Common Stock whose shares are being converted into Common Stock shall deliver the certificate or certificates representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen, or destroyed, the holder thereof shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in relation to such conversion) specifying the place where the Common Stock issued in conversion thereof shall be sent. The endorsement of the certificate or certificates of Class A Common Stock to be converted into Common Stock shall be in form satisfactory to the Corporation or its agent, as the case may be.
The number of shares of Common Stock into which the shares of Class A Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation or consolidation or merger of the Corporation with or into another corporation. Each share of the Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets or both as are issuable or distributable in respect to the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation or merger. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class A Common Stock such that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be possible in relation to any securities or other assets thereafter deliverable upon conversion of the Class A Common Stock.
The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of the shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Common Stock shall not be sufficient to effect conversion of the then outstanding Class A Common Stock, the Corporation shall take such action as may be necessary to increase the number of authorized and unissued shares of Common Stock to such number shall be sufficient for such purposes.
~~All certificates representing Class A Common Stock surrendered for conversion shall be appropriately canceled on the books of the Corporation and the shares converted, represented by such certificates, shall be restored to the status of authorized but unissued shares of Class A Common Stock of the Corporation.~~
The Class A Common Stock may be issued only to Fred R. Adams, Jr. ~~and members of his immediate family.~~, his Immediate Family Members and any Permitted Transferee.
As used herein “~~immediate family~~Immediate Family Members” is defined as Fred R. Adams, Jr., his spouse, his natural children, his sons-in-law ~~or~~, and his grandchildren~~. In the event any shares of Class A Common Stock, by operation of law or otherwise are, or shall be deemed to be owned by any person other than a member of the immediate family of Fred R. Adams, Jr., as herein defined, the voting power of such stock shall be reduced from ten votes per share to one vote per share.~~ , including the estates of all of such persons. For purposes of the foregoing, the estate of a person shall include only such person’s estate, and a person who receives a distribution from such estate shall not be an Immediate Family Member unless such person is otherwise included in the foregoing definition of Immediate Family Member.
~~Shares of Class A Common Stock shall be automatically converted into Common Stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A Common Stock shall be transferred, without limitation, by way of gift, settlement, will, operation of law or intestacy, to any person or entity that is not a member of the immediate family of Fred R. Adams, Jr.~~
As used herein “Permitted Transferee” includes:
(i) an Immediate Family Member;

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(ii) a trust held for the sole or primary benefit of one or more Immediate Family Members or Permitted Transferees, including any trustee in such trustee’s capacity as such, provided that if a trust is not for the sole benefit of one or more Immediate Family Members or Permitted Transferees, an Immediate Family Member or Permitted Transferee must retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such trust, each share of Class A Common Stock held by such trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock;
(iii) a corporation, limited liability company or partnership, including but not limited to, a family limited partnership or similar limited liability company or corporation, or a single member limited liability company, provided that all of the equity interest in such entity is owned, directly or indirectly, by one or more Immediate Family Members or Permitted Transferees and an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such entity, each share of Class A Common Stock held by such entity shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock;
(iv) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which an Immediate Family Member or Permitted Transferee is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that in each case an Immediate Family Member or Permitted Transferee retains sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, provided, further, that in the event an Immediate Family Member or Permitted Transferee ceases to retain sole dispositive and exclusive power to direct the voting of the shares of Class A Common Stock held by such account, plan or trust, each share of Class A Common Stock held by such account, plan or trust shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock; or
(v) any guardianship, conservatorship or custodianship for the benefit of an Immediate Family Member who has been adjudged disabled, incapacitated, incompetent or otherwise unable to manage his or her own affairs by a court of competent jurisdiction, including any guardian, conservator or custodian in such guardian’s, conservator’s or custodian’s capacity as such.
In the event that beneficial or record interest in any shares of Class A Common Stock shall be transferred, sold, assigned, conveyed, hypothecated, gifted or otherwise disposed of or transferred, whether or not for value and whether voluntary or involuntary or by operation of law or intestacy, to, or in the event any shares of Class A Common Stock, by operation of law or otherwise, are (or shall be deemed to be) owned by, any person or entity other than an Immediate Family Member or Permitted Transferee, each such share of Class A Common Stock shall automatically be converted into one fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock. For the avoidance of doubt, a “transfer” shall also include, without limitation, a transfer of shares of Class A Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, the power to vote or direct the vote of any shares of Class A Common Stock by proxy or otherwise; provided that granting a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholder shall not be considered a “transfer”.

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For the avoidance of doubt, no “transfer” shall be deemed to have resulted from, and no conversion of Class A Common Stock into Common Stock shall occur as a result of, any person’s entry into that certain Amended and Restated Memorandum of Understanding dated May 14, 2018 or the transaction documents contemplated thereby.
At such time as less than 4,300,000 shares of Class A Common Stock, or less than 4,600,000 shares of Class A Common Stock and Common Stock in the aggregate, (such amounts to be adjusted from time to time for subdivisions, combinations, stock splits and pro rata stock dividends), are beneficially owned by Immediate Family Members or Permitted Transferees, then each outstanding share of Class A Common Stock shall automatically be converted into one validly issued and non-assessable share of Common Stock without any further action by the Corporation or any holder of Class A Common Stock.
No shares of Class A Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
The holder of shares of Class A Common Stock of the Corporation may pledge or otherwise utilize Class A Common Stock as security for an obligation of a holder of such stock. Such pledge or utilization shall not be considered as a transfer of ownership for the purposes of determining eligibility of ownership of the Class A Common Stock until the beneficial ownership of any such pledged or hypothecated stock is transferred of record to a ~~pledgee who is not a member of the immediate family of Fred R. Adams, Jr.~~person or entity who is not an Immediate Family Member or Permitted Transferee.
Conversion into Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer and the person or persons (including any entity or entities) entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
~~No dividend or distribution may be declared and paid upon the shares of Class A Common Stock unless concurrently therewith a dividend and distribution is also declared and paid upon the shares of Common Stock. Any cash dividend or distribution payable upon the shares of Class A Common Stock shall be in an amount equal to any cash dividend or distribution declared and paid upon the Common Stock on a per share basis.~~
The Corporation shall pay any and all taxes or other fees payable in respect of the issuance and delivery of shares of Common Stock issuable as a result of the conversion of Class A Common Stock unless the issuance of Common Stock results from the transfer of Class A Common Stock to a person or entity not entitled to the ownership thereof.
~~All shares of Common Stock which may be issued upon conversion of the shares of Class A Common Stock will, upon issuance by the Corporation, be deemed validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.~~
So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of not less than 66 2/3% per cent of the total number of shares of Class A Common Stock outstanding, voting separately as a class, (1) alter or change the rights or privileges of Class A Common Stock, (2) amend any provision of this paragraph 4 affecting the Class A Common Stock or (3) effect any re-classification or re-capitalization of the Corporation’s outstanding capital stock.
Shares of Class A Common Stock may be issued to any party eligible to own such stock for such consideration, in an amount not less than the par value thereof, as the Board of Directors of the Corporation shall determine to be adequate, including without limitation, shares of the Corporation’s Common Stock on a share for share basis.

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GENERAL
5.    The Corporation is to have perpetual existence.
6.    In furtherance and not in limitation of the powers conferred by statute, the ~~board of directors~~Board of Directors of the Corporation is expressly authorized:
To make, alter or repeal the by-laws of the Corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.
~~By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.~~
~~When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.~~
7.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof~~,~~ or on the application of any receiver or receivers appointed for this Corporation under ~~the provisions of Section~~§ 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under ~~the provisions of Section~~ § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
8.    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of

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Delaware at such place or places as may be designated from time to time by the ~~board of directors~~Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
9.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
10.    No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this section shall not eliminate or limit the liability of a director (i) for any breach of a director's duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a ~~known~~knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability shall not eliminate or limit the liability of any director for any act or omission occurring prior to the date upon which this provision becomes effective.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed by the __________ of the corporation, as of the ___day of _______, 201_.

Name:
Title:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CAL-MAINE FOODS, INC.

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[PRELIMINARY PROXY CARD ATTACHED]

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PRELIMINARY COPY DATED JUNE 5, 2018

[INSERT CALM LOGO]
IMPORTANT SPECIAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒ •
• Follow the instructions provided by the recorded message.
Special Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals - The Board of Directors recommends a vote FOR Proposals 1 and 2.
For Against Abstain
1. Class A Common Stock Amendment to amend certain terms of capital stock as described in the Proxy Statement
For Against Abstain
2. Ancillary Amendment to update certain provisions that are out-of-date, obsolete or inoperative and correct one typographical error as described in the Proxy Statement

3. In accordance with their discretion, to vote upon any unanticipated matter not included in the Proxy Statement as may properly come before the meeting and any postponement, adjournment or recess thereof, including matters incidental to the conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
1. Sign your name exactly as it appear on the label. 2. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please state full title as such. 3. If a corporation, please sign in full corporate name by president or other authorized officer. 4. If a partnership, please sign in partnership name by authorized person. 5. When shares are held jointly, both stockholders must sign the proxy.

Date (mm/dd/yyyy) — Please print date below.    Signature 1 – Please keep signature within the box.    Signature 2 – Please keep signature within the box.

/ /

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PRELIMINARY COPY DATED JUNE 5, 2018

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼ [INSERT CALM LOGO]
SPECIAL MEETING PROXY – CAL-MAINE FOODS, INC. COMMON STOCK

THIS PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.
The undersigned hereby appoints Adolphus B. Baker and Timothy A. Dawson, or either of them, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Cal-Maine Foods, Inc. (the “Company”), held of record by the undersigned on June 15, 2018, at the Special Meeting of the Stockholders of the Company, to be held on [_______], 2018, and at any postponement, adjournment or recess thereof, with all powers the undersigned would possess if personally present.
When properly executed, this proxy will be voted in the manner directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. The undersigned hereby revokes any proxy heretofore given by the undersigned to vote at the Special Meeting. This proxy may be revoked prior to its exercise, either in person or in writing.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

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